                                                                    EXHIBIT 2(a)


                                                                  EXECUTION COPY


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                               PURCHASE AGREEMENT



                          dated as of December 12, 1996



                                  by and among



                            Mark IV Industries, Inc.,

                            Gulton Industries, Inc.,

                                  Mark IV PLC,

                                       and

                            Gulton Acquisition Corp.


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                                TABLE OF CONTENTS


                                                                            PAGE


ARTICLE 1.        THE SALE..............................................       4
      1.1         The Sale..............................................       4

ARTICLE 2.        PURCHASE PRICE........................................       4
      2.1         Purchase Price........................................       4
      2.2         Payment of Purchase Price.............................       5
      2.3         [Intentionally omitted]...............................       5
      2.4         Definitions Relating to Purchase Price
                   Adjustments..........................................       5
      2.5         Calculation of Estimated Purchase Price...............       8
      2.6         Pre-Closing Deliveries of Financial
                   Information..........................................       9
      2.7         Post-Closing Adjustment...............................       9
      2.8         Calculation of the Audited Cash Flow,
                   Audited Working Capital and Final Net Cash
                   Intercompany Transfer Amount.........................      10

ARTICLE 3.        CLOSING...............................................      15
      3.1         Time and Place of Closing.............................      15
      3.2         Deliveries by Mark IV and PLC.........................      15
      3.3         Deliveries by the Buyer...............................      16

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF
                  MARK IV AND PLC......................................       17
      4.1         Organization of Mark IV...............................      17
      4.2         Organization of the Audio Products Group
                   Companies............................................      17
      4.3         Authorization.........................................      17
      4.4         Capitalization........................................      18
      4.5         Options or Other Rights...............................      19
      4.6         Certificates of Incorporation and By-Laws.............      20
      4.7         Binding Agreements....................................      20
      4.8         No Violation..........................................      20
      4.9         Financial Statements..................................      21


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     4.10     Absence of Certain Changes.........................          22
     4.11     Assets.............................................          26
     4.12     Real Property......................................          26
     4.13     Personal Property Leases...........................          29
     4.14     Intangible Assets..................................          29
     4.15     Litigation.........................................          32
     4.16     Banks and Brokers..................................          32
     4.17     Employee Benefit Plans.............................          33
     4.18     Consents and Approvals.............................          38
     4.19     Environmental Protection...........................          38
     4.20     Insurance..........................................          40
     4.21     Contracts and Commitments..........................          41
     4.22     Tax Matters........................................          43
     4.23     Labor Relations....................................          45
     4.24     Customers and Suppliers............................          46
     4.25     Compliance with Law................................          46
     4.26     Brokers and Finders................................          47
     4.27     Product Warranties.................................          47
     4.28     Potential Conflicts of Interest....................          48
     4.29     Inventories........................................          48
     4.30     Undisclosed Liabilities............................          48
     4.31     Disclosure.........................................          49

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF THE BUYER........          49
     5.1      Organization.......................................          49
     5.2      Authorization by the Buyer.........................          49
     5.3      Binding Agreements.................................          50
     5.4      No Violation.......................................          50
     5.5      Litigation.........................................          51
     5.6      Consents and Approvals.............................          51
     5.7      Financing..........................................          51
     5.8      Purchase for Investment............................          52
     5.9      Brokers and Finders................................          52

ARTICLE 6.    COVENANTS OF MARK IV AND PLC.......................          52
     6.1      Access Pending the Closing Date....................          52
     6.2      Conduct of Business Prior to the Closing...........          53
     6.3      Termination of Benefit Accruals Under
               Defined Benefit Plans.............................          54
     6.4      Financing..........................................          56



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      6.5     Supplements to Schedules..........................     56
      6.6     No Solicitation...................................     56
      6.7     Non-Competition...................................     57
      6.8     Corporate Organization............................     59
      6.9     Insurance.........................................     60
      6.10    Subsequent Financial Statements...................     61
      6.11    Cash Balances.....................................     61
      6.12    United Kingdom Trademarks.........................     62

ARTICLE 7.    COVENANTS OF THE BUYER............................     62
      7.1     Obligation to Secure Financing....................     62
      7.2     Obligation to Continue Certain Employee
               Benefits.........................................     63
      7.3     Continuation of Welfare Plans.....................     64
      7.4     Continuation of Certain Defined Benefit
               Pension Benefits.................................     64
      7.5     Continuation of 401(k) Benefits...................     65
      7.6     Insurance Coverage................................     65
      7.7     Investigation.....................................     66
      7.8     Schedules.........................................     66

ARTICLE 8.    ADDITIONAL COVENANTS OF THE BUYER AND MARK IV.....     67
      8.1     Consents and Conditions...........................     67
      8.2     Filings...........................................     68
      8.3     Access After the Closing Date.....................     68
      8.4     Record Retention..................................     69
      8.5     Tax Matters.......................................     69
      8.6     Tax Refunds.......................................     74
      8.7     Confidentiality...................................     74
      8.8     Coordination of Defined Benefit Plan
               Payments.........................................     75
      8.9     Transfer of 401(k) Plan Assets....................     75
      8.10    Public Announcements..............................     78
      8.11    Post-Closing Cooperation..........................     78

ARTICLE 9.    CONDITIONS PRECEDENT TO THE OBLIGATION
               OF MARK IV, PLC AND THE COMPANY..................     80
       9.1     Representations and Covenants....................     80
       9.2     Government Consents; Filings.....................     80
       9.3     Third-Party Consents.............................     81



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       9.4          Substitute Sureties and Letters of Credit...........     81
       9.5          Ancillary Documents.................................     81
       9.6          Litigation..........................................     82
       9.7          Opinion of Counsel..................................     82
       9.8          Corporate and Other Proceedings; Delivery
                     of Documents.......................................     82

ARTICLE 10.         CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF THE BUYER......................................     82
       10.1         Representations and Covenants.......................     83
       10.2         Government Consents; Filings........................     83
       10.3         Third-Party Consents................................     83
       10.4         Ancillary Agreements................................     84
       10.5         Litigation..........................................     84
       10.6         Certificate as to Authorization.....................     84
       10.7         No Material Adverse Effect..........................     85
       10.8         Opinion of Counsel..................................     85
       10.9         Financing...........................................     85
       10.10        Real Estate Matters.................................     85
       10.11        Corporate and Other Proceedings; Delivery
                     of Documents.......................................     86
       10.12        Repayment of Indebtedness...........................     86
       10.13        Cancellation of Intercompany Arrangements...........     87
       10.14        Data Base Transfer Instructions.....................     87
       10.15        Equity Interests....................................     87

ARTICLE 11.         SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS.......     87
       11.1         Survival of Representations and Warranties,
                     Etc................................................     87
       11.2         Statements as Representations.......................     89
       11.3         Indemnification by Mark IV..........................     89
       11.4         Indemnification by the Buyer and the Company........     90
       11.5         Payment Adjustments.................................     91
       11.6         Conditions of Indemnification.......................     92
       11.7         Litigation Cooperation..............................     93
       11.8         Remedies Cumulative.................................     93

ARTICLE 12.         MISCELLANEOUS PROVISIONS............................     94
       12.1         Termination.........................................     94
       12.2         Knowledge...........................................     94


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       12.3         Amendment and Modification.....................       95
       12.4         Waiver of Compliance...........................       95
       12.5         Expenses.......................................       95
       12.6         Notices........................................       95
       12.7         Further Assurances.............................       97
       12.8         Assignment.....................................       97
       12.9         Governing Law and Jurisdiction.................       98
       12.10        Counterparts...................................       98
       12.11        Headings.......................................       98
       12.12        Entire Agreement...............................       98
       12.13        Third Parties..................................       98
       12.14        Severability...................................       99

Schedule 4.4(a)     Capitalization
Schedule 4.4(b)     Encumbrances on Equity Interests
Schedule 4.8        No Violation
Schedule 4.10       Absence of Certain Changes
Schedule 4.11(a)    Assets
Schedule 4.12(a)    Real Property
Schedule 4.12(b)    Encumbrances on Owned Properties
Schedule 4.12(c)    Leased Properties
Schedule 4.12(d)    Notice of Violation of Real Property
Schedule 4.12(e)    Condemnation
Schedule 4.12(f)    Easements
Schedule 4.13       Personal Property Leases
Schedule 4.14(a)    Owned Intellectual Property
Schedule 4.14(b)    Material Oral Licenses and Other Agreements
Schedule 4.14(c)    Infringement of Intellectual Property
Schedule 4.14(d)    Challenges to Intellectual Property
Schedule 4.15       Litigation
Schedule 4.16       Banks and Brokers
Schedule 4.17(a)    Employee Benefit Plans; Personnel Policies
Schedule 4.17(b)    Employee Benefit Plans not Delivered
Schedule 4.17(f)    Employee Pension Plan
Schedule 4.17(h)    Liability
Schedule 4.17(j)    Multiemployer Plan
Schedule 4.17(1)    Benefits Payable
Schedule 4.18       Consents and Approvals


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Schedule 4.19(a)       Environmental Permits
Schedule 4.19(b)       Environmental Compliance
Schedule 4.19(c)       Environmental Notice of Regulated Material
Schedule 4.19(d)       Environmental Action
Schedule 4.19(e)       Environmental Liability
Schedule 4.20          Insurance
Schedule 4.21(a)       Contracts and Commitments
Schedule 4.21(b)       Validity of Contracts and Commitments
Schedule 4.21(c)       Contract Default
Schedule 4.22(a)       Tax Matters
Schedule 4.22(b)       Tax Payments
Schedule 4.22(c)       Tax Liabilities
Schedule 4.22(d)       Tax Returns
Schedule 4.22(e)       Tax Waivers
Schedule 4.22(f)       Material Elections
Schedule 4.22(g)       Tax Agreements
Schedule 4.23          Labor Agreements
Schedule 4.25          Notification to Comply with Laws
Schedule 4.26          Brokers and Finders
Schedule 4.27          Product Warranties
Schedule 4.28          Potential Conflicts of Interest
Schedule 4.29          Inventories
Schedule 4.30          Undisclosed Liabilities, Etc.
Schedule 5.6           Consents and Approvals
Schedule 5.10          Brokers and Finders
Schedule 6.2           Conduct of Business Prior to the Closing
Schedule 6.3           Employees Retirement Income Fund
Schedule 6.4           Employees to be Made Available in Connection with
                         Financing
Schedule 7.3           List of Employees Entitled to Certain Severance Benefits
Schedule 9.4           Substitute Guarantees and Letters of Credit
Schedule 10.12         Repayment of Indebtedness
Schedule 10.13         Cancellation of Intercompany Arrangements
Schedule 10.15         Ownership of Capital Stock, etc.
Schedule 11.3(a)(iv)   Special Indemnity


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Schedule 12.2              Persons Having "Knowledge"


Exhibit A                  Mark IV License Agreement
Exhibit B                  Transition Services Agreement
Exhibit C                  Software License Agreement




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                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT (the "Agreement") is made on the 12th of December, 1996, by and among Mark IV Industries, Inc., a Delaware corporation ("Mark IV"), Gulton Industries, Inc., a Delaware corporation (the "Company"), Mark IV PLC, an United Kingdom corporation ("PLC"), and Gulton Acquisition Corp., a Delaware corporation (the "Buyer").

                                    RECITALS:

                                     General

                  WHEREAS, Mark IV, through certain of its direct and indirect wholly owned subsidiaries as hereinafter described, is engaged in the manufacture and sale of a comprehensive range of high quality, high performance sound system products for musical concerts, stadiums, theaters, hotel ballrooms, churches and other places where music or speech is amplified (the "Audio Products Business"). The principal product lines of these direct and indirect wholly owned subsidiaries include, without limitation, wired and wireless microphones, mixing consoles, signal processors, amplifiers, loudspeakers and loudspeaker systems. For purposes of this Agreement, the term the "Audio Products Group" shall mean all of the direct and indirect wholly owned subsidiaries, other business entities or Affiliates (as defined in Section 6.7(e)) of Mark IV engaged in the Audio Products Business, including, but not limited to, the Company and the companies listed in the recitals below (collectively, the "Audio Products Group Companies"), together with the aggregate Audio Products Business as conducted, collectively, by such Audio Products Group Companies;

                  WHEREAS, as of the date hereof, the corporate organization of the Audio Products Group is as follows:
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                           The First Tier Subsidiaries

                  The Company is the direct owner of all the issued and outstanding capital stock of: (a) Mark IV Audio Magnetic, Inc., a Delaware corporation ("ElectroSound"); (b) LFE Corporation, a Delaware corporation ("Vega"); (c) Mark IV Audio, Inc., a Delaware corporation ("Mark IV Audio"); (d) Klark-Teknik PLC, an United Kingdom corporation ("Klark-Teknik"); (e) Dynacord Audio GmbH, a German corporation ("Audio GmbH"); (f) Electro-Voice, Incorporated, a Delaware corporation ("Electro-Voice"); (g) Mark IV Audio (Europe) AG, a Swiss corporation; (h) Mark IV Audio (Aust) Pty Ltd., an Australian corporation ("Mark IV Audio Australia"); (i) Mark IV Audio Japan Ltd., a Japanese corporation ("Mark IV Audio Japan"); and (j) Mark IV Audio France S.A., a French corporation ("Mark IV France").

                          The Second Tier Subsidiaries

                  Electro-Voice is the owner of all the issued and outstanding capital stock of: (a) Altec Lansing International, an United Kingdom corporation ("Altec"); (b) Mark IV Hong Kong Limited, a Hong Kong corporation ("Mark IV Hong Kong"); and (c) Mark IV Audio Canada, Inc., a Canadian corporation.

                  Klark-Teknik is the owner of all the issued and outstanding capital stock of: (a) Cetec International Limited, an United Kingdom corporation; (b) Rebis Audio Limited, an United Kingdom corporation; (c) Dearden Davies Associates Limited, an United Kingdom corporation; and (d) Nivenfield
(1992) Limited, an United Kingdom corporation.

                  WHEREAS, Mark IV owns all of the issued and outstanding capital stock of Mark IV Industries GmbH, a German corporation ("Industries GmbH"), and Industries GmbH is the owner of all the issued and outstanding capital stock of: (a) Mark IV Audio Deutschland GmbH, a German corporation ("Mark IV Audio Deutschland"); (b) Mark IV Vertriebs GmbH, a



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
German corporation ("Vertriebs"); and (c) in combination with Mark IV Audio Deutschland, the owner of all the issued and outstanding capital interests of Mark IV Deutschland & Co. KG, a German partnership ("Dynacord").

                            The Third Tier Subsidiary

                  Dynacord will be the owner of all the issued and outstanding shares of capital stock of Dynacord France, S.A., a French corporation ("Dynacord France").

                  Mark IV Hong Kong is the owner of all the issued and outstanding shares of capital stock of Audio Consultants Co., Limited, a Hong Kong corporation.

                  WHEREAS, prior to the Closing, and subject to Section 6.8 hereof, Audio GmbH shall acquire all of the equity interests in Dynacord from Industries GmbH and Mark IV Audio Deutschland, together with any other assets related to the Audio Products Business held by any of Industries GmbH, Mark IV Audio Deutschland or Vertriebs;

                  WHEREAS, the Boards of Directors of Mark IV, PLC the Company and the Buyer have approved and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated by this Agreement;

                  WHEREAS, Mark IV and PLC (as sole stockholders of the Company) and the Buyer have each duly approved this Agreement the terms and subject to the conditions set forth herein;

                  WHEREAS, immediately prior to the Closing Date (as defined in Section 3.1) all the issued and outstanding capital stock of the Company will be held as follows: Mark IV will own 29,577 issued and outstanding shares of Common Stock of the Company, par value $1.00 per share (the "Common Stock"), and PLC will own 2,544 issued and outstanding shares of Common Stock;



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                  NOW, THEREFORE, in consideration of the foregoing and the
covenants and agreements hereinafter set forth, Mark IV, PLC, the Company and the Buyer hereby agree as follows:

                                   ARTICLE 1.

                                    THE SALE

                  1.1 The Sale. Subject to the terms and conditions hereof, on the Closing Date, upon payment of the Estimated Cash Purchase Price (as defined in Section 2.1), Mark IV and PLC will sell all of the issued and outstanding shares of Common Stock to the Buyer and the Buyer will purchase all of the issued and outstanding shares of Common Stock from Mark IV and PLC.

                                   ARTICLE 2.

                                 PURCHASE PRICE

                  2.1 Purchase Price. (a) The aggregate cash consideration for the purchase of the Common Stock shall be $151,500,000 (the "Initial Purchase Price"), adjusted as described in this Article 2. For purposes of determining the aggregate amount of cash consideration to be received at the Closing (as defined in Section 3.1) by Mark IV and PLC, as the sole stockholders of the Company, the Initial Purchase Price shall be adjusted in the manner provided for in Section 2.5 hereof (the Initial Purchase Price, as so adjusted, being hereinafter referred to as the "Estimated Purchase Price") after determination of the amount of the Estimated Cash Flow and the Estimated Working Capital (as such terms are hereafter defined) is made.

                  (b) Of the Estimated Purchase Price, 92.08% shall be paid to Mark IV and 7.92% shall be paid to PLC.


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
                  (c) For purposes of determining the final aggregate amount of the cash consideration that will be received by Mark IV and PLC, the Initial Purchase Price shall be adjusted in the manner provided by Section 2.7 to determine the Final Purchase Price (as hereinafter defined) after the final determination of the amount of the Audited Cash Flow, the Audited Working Capital and the Final Net Cash Intercompany Transfer Amount (as such terms are hereinafter defined) is made.

                  2.2 Payment of Purchase Price. At the Closing, the Buyer shall pay the Estimated Purchase Price as provided in Section 3.3(a) hereof. The Final Purchase Price shall be paid, as necessary, by wire transfer of immediately available funds to an account specified by the party receiving such funds as provided for in Section 2.7(c) hereof.

                  2.3  [Intentionally omitted].

                  2.4 Definitions Relating to Purchase Price Adjustments. For purposes of calculating the adjustments to the Initial Purchase Price provided for by this Article 2 and for purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Audited Cash Flow" means the Cash Flow (as defined herein) for the 10-month period commencing March 1, 1996 and ending on December 31, 1996 as determined pursuant to Section 2.8.

         (b) "Audited Working Capital" means the Working Capital (as defined herein) as at December 31, 1996 as determined pursuant to Section 2.8, except that (i) cash balances reportable as cash in accordance with United States GAAP shall be included in current assets to the extent such balances are held by the Audio Products Group Companies as at December 31, 1996, whether or not such balances appear on the Audited Closing Balance Sheet, and, (ii) all indebtedness for borrowed money of the Audio Products Group Companies as at December 31, 1996 shall be included in


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current liabilities irrespective of the date of maturity of such indebtedness and whether or not such indebtedness appears on the Audited Closing Balance
Sheet.

         (c) "Cash Flow" means the consolidated net income or loss of the Audio Products Group during the 10-month period commencing March 1, 1996 to and including December 31, 1996 determined in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the statement of income included in the Financial Statements (as defined herein) as at and for the year ending February 29, 1996, as calculated before the deduction of interest, taxes, depreciation and amortization and excluding any gains or losses on sales of fixed assets and other non-recurring items out of the ordinary course of business, provided, however, that, in determining Cash Flow, net income or loss shall be adjusted to reflect the annual amount to be incurred by the Audio Products Group Companies under the Austin Sublease (as defined in Section 10.4), including without limitation all rental, maintenance and other occupancy costs, prorated as if such amounts had been incurred by the Audio Products Group Companies from the period commencing March 1, 1996 to and including December 31, 1996.

         (d) "Cash Flow Multiple" means 7.0.

         (e) "Estimated Cash Flow" means the unaudited Cash Flow for the 10-month period commencing March 1, 1996 to and including December 31, 1996, as estimated in good faith by Mark IV pursuant to Section 2.6(a).

         (f) "Estimated Net Cash Intercompany Transfer Amount" means the Net Cash Intercompany Transfer Amount (as defined herein) as estimated in good faith by Mark IV for the period commencing January 1, 1997 to and including the day immediately preceding the Closing Date, as set forth in the daily written statement provided by Mark IV to Buyer on the Closing Date pursuant to Section 2.6.


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
         (g) "Estimated Working Capital" means the unaudited Working Capital (as defined herein) as at December 31, 1996 as estimated in good faith by Mark IV pursuant to Section 2.6, except that (i) cash balances reportable as cash in accordance with United States GAAP shall be included in current assets to the extent such balances are held by the Audio Products Group Companies as at December 31, 1996, whether or not such balances appear on the Audited Closing Balance Sheet, and, (ii) all indebtedness for borrowed money of the Audio Products Group Companies as at December 31, 1996 shall be included in current liabilities irrespective of the date of maturity of such indebtedness.

         (h) "Final Net Cash Intercompany Transfer Amount" means the Net Cash Intercompany Transfer Amount (as defined herein) for the period commencing January 1, 1997 to and including the Closing Date as determined pursuant to
Section 2.8.

         (i) "Final Purchase Price" means (i) the amount calculated pursuant to
Section 2.7(a) if such amount differs from the Initial Purchase Price by at least $500,000, and (ii) the Initial Purchase Price, if such amount calculated pursuant to Section 2.7(a) does not differ from the Initial Purchase Price by at least $500,000.

         (j) "Net Cash Intercompany Transfer Amount" means, with respect to any period, the difference (positive or negative), between (i) the aggregate amount of loans, advances or other disbursements of cash or cash equivalents made by Mark IV or its Affiliates to any Audio Products Group Company and (ii) the aggregate amount of the repayments, withdrawals, dividends, loans, advances or other disbursements of cash and cash equivalents made by any Audio Products Group Company to Mark IV or its Affiliates.

         (k) "Targeted Cash Flow" means $17.9 million.

         (l) "Targeted Working Capital" means $75,758,000.



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
         (m) "Working Capital" means the amount by which the consolidated current assets of the Audio Products Group as of a specified date exceeds or are less than its consolidated current liabilities as at such date, determined in accordance with United States GAAP applied on a basis consistent with the Balance Sheet, except that no adjustments to current assets or current liabilities as at December 31, 1996 will be made with respect to normal year end audit adjustments reflected in the Audited Closing Balance Sheet.

                  2.5 Calculation of Estimated Purchase Price. The Initial Purchase Price shall be adjusted as of the Closing Date as follows:

                  (a) If the Estimated Cash Flow is equal to or greater than the Targeted Cash Flow, the Initial Purchase Price shall be adjusted on a dollar-for-dollar basis, plus or minus, as the case may be, by (i) the amount by which the Estimated Working Capital differs from the Targeted Working Capital, and (ii) the Estimated Net Cash Intercompany Transfer Amount,

                  (b) If the Estimated Cash Flow is less than the Targeted Cash Flow, the Initial Purchase Price shall be (i) reduced, on a dollar-for-dollar basis, by an amount equal to (A) the excess of the Targeted Cash Flow over the Estimated Cash Flow, multiplied by (B) the Cash Flow Multiple, and (ii) adjusted plus or minus, as the case may be, by (x) the amount by which the Estimated Working Capital differs from the Targeted Working Capital, and (y) the Estimated Net Cash Intercompany Transfer Amount, provided, however, no adjustment of the Initial Purchase Price shall be made pursuant to the foregoing clauses (a) and
(b) unless the aggregate amount of the adjustments required pursuant to either such clause is greater than or equal to $500,000 in which case the entire amount of such adjustment shall be made.



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
                  2.6 Pre-Closing Deliveries of Financial Information. At least three days prior to the Closing, Mark IV shall provide the Buyer with statements showing the Estimated Cash Flow and the Estimated Working Capital, accompanied by a certificate of Mark IV executed by its chief financial officer setting forth the supporting calculations for each such statement in reasonable detail. Beginning at least seven days prior to the Closing Date and on the Closing Date, Mark IV shall provide the Buyer with a daily written statement setting forth the then current Estimated Net Cash Intercompany Transfer Amount, which statement provided on the Closing Date shall be certified by the chief financial officer of Mark IV. Mark IV shall also, promptly following a request from the Buyer, provide to the Buyer copies of such additional documents as may reasonably be requested by the Buyer for the purpose of verifying the amount of the Estimated Cash Flow, Estimated Working Capital and Estimated Net Cash Intercompany Transfer Amount as contained in the statements delivered to the Buyer pursuant to this Section 2.6.

                  2.7 Post-Closing Adjustment. (a) The Final Purchase Price shall be calculated upon final calculation of the final Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount (as each is determined pursuant to Section 2.8 below). If the final Audited Cash Flow is greater than the Targeted Cash Flow, the Initial Purchase Price shall be adjusted, on a dollar-for-dollar basis, plus or minus, as the case may be, by
(x) the amount by which the final Audited Working Capital differs from the Targeted Working Capital and (y) the Final Net Cash Intercompany Transfer Amount. If the final Audited Cash Flow is less than the Targeted Cash Flow, the Initial Purchase Price shall be (i) reduced, on a dollar-for-dollar basis, by an amount equal to (A) the excess of the final Targeted Cash Flow over the Audited Cash Flow, multiplied by (B) the Cash Flow Multiple and (ii) adjusted plus or minus, as the case may be, by (A) the amount by which the final Audited Working Capital differs from the Targeted Working



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
Capital, and (B) the Final Net Cash Intercompany Transfer Amount.

                  (b) If the Final Purchase Price exceeds the Estimated Purchase Price, the entire amount by which the Final Purchase Price exceeds the Estimated Purchase Price shall be paid by the Buyer to Mark IV and PLC. If the Final Purchase Price is less than the Estimated Purchase Price, the entire amount by which the Estimated Purchase Price exceeds the Final Purchase Price shall be paid by Mark IV and PLC to the Buyer.

                  (c) All payments required to be made pursuant to Section 2.7(b) above shall be paid to the party entitled to receive the same in cash or immediately available funds promptly, but in no event later than ten business days following the final determination of the Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount as contemplated in
Section 2.8 below, by delivery to such account as the party entitled to payment shall specify in writing, of an amount equal to the sum of any such payment together with interest thereon from, and including the Closing Date to, but excluding, the date of such payment at a variable rate per annum equal to the rate announced publicly by Bank of America National Trust and Savings Association from time to time as its "base rate." Mark IV and PLC shall be jointly and severally liable for any amounts required to be paid by either of them pursuant to Section 2.7(b) above and all amounts required to be paid by Buyer pursuant to such sections shall be paid 92.08% to Mark IV and 7.92% to PLC unless Mark IV and PLC otherwise instruct the Buyer in writing.

                  2.8 Calculation of the Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount. (a) As soon as practicable, but no later than 90 days after the Closing Date, Mark IV shall prepare and deliver to the Buyer (i) audited combined financial statements of the Audio Products Group as of and for the ten months ended December 31, 1996, together with a report on such statements by Coopers & Lybrand LLP, including (A) a balance sheet (the "Audited Closing Balance Sheet"), (B) a statement of income and net equity (the "Audited Income Statement") and (C) a statement of cash flow (the "Audited Closing Cash Flow Statement", and together with the Audited Closing Balance Sheet and the Audited Closing Income Statement, the "Audited Closing Financial Statements"), all prepared in accordance with United States GAAP applied on a consistent basis with the Financial Statements, (ii) a written statement setting forth Mark IV's proposed calculation of the Audited Cash Flow for such period derived from the Audited Closing Cash Flow Statement (the "Proposed Audited Cash Flow Statement") (iii) a written statement setting forth Mark IV's proposed calculation of the Audited Working Capital as of such date derived from the Audited Closing Balance Sheet (the "Proposed Audited Working Capital Statement"), and (iv) a written statement setting forth in reasonable detail the calculation of the Final Net Cash Intercompany Transfer Amount (the "Proposed Final Net Cash Intercompany Transfer Amount Statement", and together with the Proposed Audited Cash Flow Statement and the Proposed Audited Working Capital Statement, the "Proposed Statements").

                  (b) The Audited Closing Financial Statements and the Proposed Statements and supporting documents shall be subject to verification and examination by the Buyer and its representatives and, in order to facilitate such verification and examination, Mark IV shall, at such reasonable times and places as may be requested by the Buyer or its representatives, promptly deliver copies of all supporting documents to the Buyer and its representatives and provide to the Buyer and its representatives the right to examine any such work papers or to take copies of any such work papers (other than proprietary work papers) used by Mark IV or its accountants in the preparation of the Audited Closing Financial Statements and the Proposed Statements.

                  (c) The Buyer shall have a period of 30 days after delivery of each of the Audited Closing Financial Statements and the Proposed Statements to the Buyer to present in writing to Mark IV any objections the Buyer may have to the Audited Closing Financial Statements and the calculation of Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount set forth in the Proposed Statements, which objections shall be set forth in reasonable detail. If no objections are raised within such 30-day period, the Audited Closing Financial Statements shall be deemed to be accepted and approved by the Buyer, the calculation of Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount contained in the Proposed Statements shall be deemed to be final, and any amounts required to be paid by Section 2.7(b) hereof shall be paid, as the case may be, either (i) by Mark IV and PLC, or (ii) by the Buyer to Mark IV and PLC, in either case as provided in Section 2.7(c).

                  (d) If the Buyer shall object in any respect as to the Audited Closing Financial Statements or as to the calculation of Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount set forth in the Proposed Statements, the Buyer shall present to Mark IV written notice on or prior to the last day of the 30-day period described in Section 2.8(c) specifying such objections. Following receipt of such notice by Mark IV, the Buyer and Mark IV shall use their best efforts promptly to resolve the matter or matters in disagreement. If Mark IV and the Buyer resolve the matter or matters in disagreement, Mark IV and the Buyer shall either confirm or revise the original Proposed Statements whereupon Mark IV's calculations of the Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount as contained in the confirmed or revised Proposed Statements shall be deemed to be the final Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount and shall be binding upon the parties hereto, and any amounts required to be paid by Section 2.7(b) hereof shall be paid, as the case may be, either (i) by Mark IV and PLC, or (ii) by the Buyer, in either case as provided in Section 2.7(c).

                  (e) If Mark IV and the Buyer are unable to resolve the matter or matters in disagreement within 45 days following Mark IV's receipt of written notice from the Buyer of the Buyer's objections, then such disagreement or disagreements shall, within 15 days after the expiration of such 45-day period or within 15 days after Mark IV and the Buyer have agreed that they are unable to resolve such disagreements, be referred for resolution to the Chicago Office of KMPG Peat Marwick, a nationally recognized firm of independent certified public accountants, or, if the Chicago Office of KMPG Peat Marwick is not available, to another nationally recognized firm of independent certified public accountants mutually agreeable to the Buyer and Mark IV. If the Buyer and Mark IV cannot agree on the independent certified accounting firm to be retained, the Buyer and Mark IV shall each submit the name of one accounting firm that has not directly represented either party within the past three years and the independent certified accounting firm shall be selected by lot from those two firms. The firm that is selected pursuant to this Section 2.8(e) is herein referred to as the "Independent Accountants." The Independent Accountants shall be directed to furnish written notice to Mark IV and the Buyer of their resolution of any such disagreements referred to them as soon as practicable but in no event later than 20 days following the referral of such dispute to the Independent Accountants. The amounts of the Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount as determined by the Independent Accountants shall be final and binding upon the parties and any amounts required to be paid by Section 2.7(b) hereof after the Independent Accountants have made their determination shall be paid, as the case may be, either (i) by Mark IV and PLC, or (ii) by the Buyer, in either case as provided in Section 2.7(c).

                  (f) Notwithstanding anything to the contrary in this Section 2.8, during the period that the determination of the final Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount shall remain in dispute, neither Mark IV, PLC, the Company nor the Buyer shall be required to pay the amount of the adjustment that would otherwise be payable hereunder if no such disagreement were to exist. The rights to indemnification of Mark IV, PLC or the Buyer pursuant to Article 11 (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the parties' rights to a full purchase price adjustment pursuant to this Article 2.

                  (g) During and with respect to the audit and reviews referred to in this Section 2.8, Mark IV and the Buyer, as the case may be, shall: (i) fully cooperate with all reasonable requests of Mark IV, the Buyer and the Independent Accountants, as the case be; (ii) upon reasonable request make available to Mark IV, the Buyer and the Independent Accountants, all work papers, supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of Mark IV) upon which the Audited Closing Financial Statements and Proposed Statements are prepared; and (iii) promptly provide the Independent Accountants with such management representation letters (in customary form) executed by appropriate personnel of Mark IV and the Buyer as applicable, as may reasonably be requested with respect to the calculation of the final Audited Cash Flow, Audited Working Capital and Final Net Cash Intercompany Transfer Amount and the preparation of the Audited
Closing Financial Statements and Proposed Statements.

                  (h) With the exception of the fees and expenses of the Independent Accountants, all fees and expenses of Mark IV, PLC and, prior to the Closing, the Company relating to the matters described in this Section 2.8 shall be borne by Mark IV or PLC, as the case may be, and all fees and expenses of the Buyer and, after the Closing, the Company relating to the matters described in this Section 2.8 shall be borne by the Buyer. The fees, expenses and disbursements of the Independent Accountants shall be shared equally by the Buyer, on the one hand, and Mark IV and PLC, on the other hand.

                                   ARTICLE 3.

                                     CLOSING

                  3.1 Time and Place of Closing. Unless this Agreement has been terminated pursuant to the provisions of Section 12.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 on January 29, 1997 or at such other place, date and time as the parties hereto may mutually agree in writing. For purposes of this Agreement, the date on which the Closing occurs is referred to as the "Closing Date."

                  3.2 Deliveries by Mark IV and PLC. At the Closing, Mark IV and PLC will deliver to the Buyer (unless previously delivered):

                  (a) free and clear of any liens, charges or encumbrances, stock certificates evidencing 32,121 shares of Common Stock;

                  (b) the corporate minute books and stock ledgers of each Audio Products Group Company;

                  (c) the written resignation of such of the officers and directors of each of the Audio Products Group Companies, including the Company, as may be requested by the Buyer in writing at least two days prior to the Closing Date;

                  (d) an executed Trade Name and Trademark License Agreement, substantially in the form of Exhibit A attached hereto, containing the terms and conditions upon which the

Buyer and each of the Audio Products Group Companies shall be permitted to use the "Mark IV" name following the Closing Date (the "Mark IV License Agreement");

                  (e) an executed transition services agreement, substantially in the form of Exhibit B attached hereto, containing the terms and conditions upon which Mark IV will provide to the Audio Products Group Companies certain services following the Closing Date (the "Transition Services Agreement");

                  (f) an executed Software License Agreement, substantially in the form of Exhibit C attached hereto, containing the terms and conditions upon which Mark IV shall license and sublicense certain software programs to the Company following the Closing Date (the "Software License Agreement"); and

                  (g) any other documentation identified in Article 10 hereof which is required to be delivered to the Buyer in satisfaction of the conditions to the transactions contemplated by this Agreement.

                  3.3 Deliveries by the Buyer. At the Closing, the Buyer will deliver to Mark IV and PLC, as applicable (unless previously delivered):

                  (a) an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds to such account or accounts as may be designated by Mark IV in writing at least two business days prior to the Closing, which shall be paid to Mark IV and PLC pro rata on the basis set forth in Section 2.1(b); and

                  (b) any other documentation identified in Article 9 hereof which is required to be delivered to Mark IV in satisfaction of the conditions to the transactions contemplated by this Agreement.

                                   ARTICLE 4.

                REPRESENTATIONS AND WARRANTIES OF MARK IV AND PLC

                  Mark IV, on behalf of itself and PLC, and the Company hereby jointly and severally represent and warrant to the Buyer as follows:

                  4.1 Organization of Mark IV. Mark IV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted.

                  4.2 Organization of the Audio Products Group Companies. Each Audio Products Group Company (other than Dynacord) is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has all necessary corporate power and authority to carry on its business as presently conducted. Each Audio Products Group Company (other than Dynacord) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Audio Products Group Companies, taken as a whole (hereinafter, a "Material Adverse Effect").

                  Dynacord is a partnership, duly organized and validly existing under the laws of the Federal Republic of Germany and has full power and authority to carry on its business as presently conducted. Dynacord is qualified to do business as a foreign partnership in each jurisdiction in which failure to be so qualified would have a Material Adverse Effect.

                  4.3 Authorization. Each of Mark IV, PLC and the Company has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by them, as the case may be, pursuant to this Agreement (the "Mark IV Ancillary Agreements") and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Mark IV Ancillary Agreements pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate or shareholder action on the part of Mark IV, PLC or the Company, as the case may be. This Agreement has been, and when executed the Mark IV Ancillary Agreements will be, duly executed and delivered by Mark IV, PLC and the Company, as the case may be. No other corporate act or proceeding on the part of Mark IV, PLC, the Company or their respective shareholders is necessary to authorize the execution and delivery of this Agreement and the Mark IV Ancillary Agreements, or the consummation by Mark IV, PLC or the Company of the transactions contemplated hereby and thereby.

                  4.4 Capitalization. (a) Schedule 4.4(a) attached hereto contains a statement of: (i) the total number, class and par value of each class of capital stock or other equity or partnership interest which each Audio Products Group Company is authorized to issue; (ii) the total number, class and par value of each class of capital stock or other equity or partnership interest of each Audio Products Group Company which is issued and outstanding; and (iii) the identity of the owner beneficially and of record of all the issued and outstanding shares of each class of capital stock and all other outstanding equity or partnership interests of each such Audio Products Group Company, together with a statement of the number of shares of capital stock or other equity or partnership interests of each such Audio Products Group Company that is owned beneficially and of record by any such corporation or other entity. All of such outstanding shares of capital stock and all other outstanding equity or partnership interests, as the case may be, of each Audio Products Group Company are duly authorized, validly issued, fully paid and nonassessable, or, in the case of Dynacord, validly issued, fully paid and nonassess-able with no unlawful or remaining repayments or contributions, and are owned beneficially and of record by the corporation or other entity as set forth on
Schedule 4.4(a). As of the Closing, Mark IV will own 29,577 shares of Common Stock and PLC will own 2,544 shares of Common Stock.


                  (b) Except as otherwise set forth in Schedule 4.4(b), each corporation or other entity that is identified in Schedule 4.4(a) as owning any issued and outstanding capital stock or other equity or partnership interest of any Audio Products Group Company has good and valid legal title to all the issued and outstanding capital stock or other equity or partnership interests which are set forth next to such corporation's or other entity's name in
Schedule 4.4(a), in each case, free and clear of all liens, claims, encumbrances or other restrictions or limitations of any kind.

                  4.5 Options or Other Rights. There are no preemptive or similar rights on the part of any holders of any class of capital stock or other equity or partnership interest of any Audio Products Group Company. There is no existing subscription, option, warrant, call, commitment or other agreement entitling any third party to, and there are no convertible or exchangeable securities of Mark IV or any of the Audio Products Group Companies outstanding which (upon conversion or exchange) would require the issuance of, any additional shares of capital stock or other equity or partnership interests in any of the Audio Products Group Companies or any other securities convertible into or exchangeable for shares of capital stock or other equity or partnership interests in any of the Audio Products Group Companies, and no authorization therefor has been given. None of the Audio Products Group Companies is a party to any agreement which would require such Audio Products Group Company to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other equity or partnership interests of such Audio Products Group

Company or to increase any capital contribution or other participation in any such Audio Products Group Company.

                  4.6 Certificates of Incorporation and By-Laws. With respect to each Audio Products Group Company, Mark IV has heretofore delivered to the Buyer, true and complete copies of the certificate of incorporation (or any other substantially equivalent documentation required in the jurisdiction in which any of such Audio Products Group Companies has been incorporated or organized) (such certificates or documents are hereinafter referred to as "Incorporation Documents") and the By-Laws or any other substantially equivalent documentation regulating the internal affairs of such Audio Products Group Company (such By-Laws or documents are hereinafter referred to as the "ByLaws") as the same are in effect on and as of the date hereof, including all amendments and restatements thereto. In addition, Mark IV has heretofore made the minute books of each Audio Products Group Company available to the Buyer for inspection by the Buyer and its representatives. No Audio Products Group Company is in violation of any of the provisions of its Incorporation Documents or By-Laws.

                  4.7 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the Mark IV Ancillary Agreements will constitute, valid and binding obligations of Mark IV, PLC and the Company, as the case may be, enforceable against Mark IV, PLC, the Company in accordance with their respective terms.

                  4.8 No Violation. Except as set forth in Schedule 4.8, neither the execution and delivery of this Agreement, the Mark IV Ancillary Agreements or the Reorganization Agreements (as defined in Section 6.8), nor the consummation by Mark IV, PLC, or each Affiliate of Mark IV that is a party to any of the Reorganization Agreements, of the transactions contemplated hereby or thereby: (a) violate any statute or law, or any rule or regulation of any governmental authority; or (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), or will result in the termination of, or give any third party the right to terminate or modify in any material respect, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of any of the Audio Products Group Companies under any term or provision of: (i) the Incorporation Documents and By-Laws of Mark IV, PLC or any of the Audio Products Group Companies; or (ii) any material lease, contract, commitment, license, agreement or restriction of any kind or character: (A) to which Mark IV, PLC or any of the Audio Products Group Companies is a party or (B) by which any of the Audio Products Group Companies or any of their material assets or properties may be bound.

                  4.9  Financial Statements.

                  (a) Mark IV has heretofore delivered to the Buyer true and complete copies of (i) the unaudited combined financial statements of the Audio Products Group as at and for the eight-month period ended October 31, 1996 (the "Interim Financial Statements"), including a balance sheet and a statement of income, and (ii) the audited combined financial statements of the Audio Products Group as of the last day of February 1996 and 1995 and for each of the three years ended February 29, 1996, together with reports on such years and statements by Coopers & Lybrand, LLP, the Audio Products Group's independent public accountants, including in each case a balance sheet, a statement of income and net equity, and a statement of cash flows, and accompanying notes (the "Audited Financial Statements" and, together with the Interim Financial Statements, hereinafter collectively referred to as the "Financial Statements").

                  (b) The Financial Statements (i) have been derived from the accounting books and records of the Audio Products Group Companies, and (ii) have been prepared in accordance with United States GAAP applied on a consistent basis throughout the periods presented therein subject, in the case of the Interim Financial Statements, only to normal adjustments and the absence of notes thereto.

                  (c) The balance sheets included in the Financial Statements present fairly the financial position of the Audio Products Group as at the respective dates thereof, and the statements of income, statements of stockholder's equity and statements of cash flows included in such Financial Statements present fairly the results of operations and cash flows of the Audio Products Group for the respective periods indicated.

                  (d) The balance sheets included in the Financial Statements do not include any material assets or liabilities not constituting a part of the Audio Products Group as it is organized immediately prior to the Closing Date. The statements of income, stockholders' equity and cash flows included in the Financial Statements do not reflect the operations of any entity or business not constituting a part of the business of the Audio Products Group as it is organized immediately prior to the Closing Date.

                  4.10 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.10 or Schedule 6.2, from February 29, 1996 through the date hereof, no Audio Products Group Company has:

                  (a) (i) amended its Incorporation Documents or its By-Laws;
(ii) merged with or into or consolidated with any other person, firm, corporation or other entity; or (iii) subdivided or reclassified any shares of its capital stock or any of its other outstanding equity or partnership interests;

                  (b) issued, sold, purchased or redeemed or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or other equity or partnership interests or any securities convertible into or exchangeable for any of its shares of capital stock or other equity or partnership interests;

                  (c) declared or paid any dividends or declared or made any distributions of any kind (other than cash distributions) to its stockholders or other owners of any of its outstanding equity or partnership interests or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity or partnership interests, except for cash receipts remitted to Mark IV in connection with the ordinary cash management practices of Mark IV;

                  (d) entered into or amended any (i) written employment agreement with any officer, director or management employee of any of the Audio Products Group Companies; (ii) agreement with any labor union or association representing any employee; or (iii) employee benefit plan or arrangement relating to any employees of any of the Audio Products Group Companies in any material respect;

                  (e) suffered any Material Adverse Effect;

                  (f) sold, transferred, assigned, mortgaged, pledged, hypothecated, granted any security interest in or otherwise disposed of or subjected to any lien, charge or encumbrance any of its material assets, tangible or intangible, properties, Real Property (as defined in Section 4.12), or rights other than in the ordinary course of the conduct of its business or canceled any claims which are material to its business;

                  (g) disposed of or permitted to lapse any material patent, patent application, trademark, trademark registration, trademark application, assumed name, service mark, trade name or copyright application, copyright registration or license or disposed of or permitted to lapse any agreement under which it has any material right or license;

                  (h) made any single capital expenditure in excess of $100,000 or made any commitment to make capital expenditures in excess of $200,000 in the aggregate, except for commitments to make such capital expenditures which have been made in the ordinary course of the business of such Audio Products Group Company;

                  (i) made any material change in any method of accounting or accounting practice or policy or in its manner of keeping its books, accounts or records, filed any amended Tax Return (as defined in Section 4.22(i)), made any material Tax (as defined in Section 4.22(i)) elections, settled or compromised any claim in respect of Taxes, or conducted the Tax affairs of any of the Audio Products Group Companies in a manner inconsistent with past practice;

                  (j) made any material changes in its warranty policies;

                  (k) granted any increase in the compensation or benefits of any of its officers or employees other than in the ordinary course of business, (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment);

                  (l) made any loan or advance to any of its officers, directors or employees other than advances of expenses made in the ordinary course of its business and cash receipts remitted to Mark IV in accordance with the regular cash management policies of Mark IV and the Audio Products Group Companies;

                  (m) materially modified any existing contract required to be set forth on Schedule 4.21(a) hereto or entered into any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on less than 30 days' notice;

                  (n) suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, had or could reasonably be expected to have, a Material Adverse Effect;

                  (o) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt, including, without limitation, any borrowings from or prepayments to Mark IV or any of its Affiliates (as defined in Section 6.7), except for borrowings and prepayments in the ordinary course of business;

                  (p) other than in the ordinary course of business consistent with past practice, incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $100,000 in each case or $200,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person);

                  (q) entered into agreements with any governmental authority with respect to environmental remediation pursuant to which Mark IV or any of the Audio Products Groups agreed to spend in excess of $50,000 in connection with any individual site or in excess of $200,000 in the aggregate; or

                  (r) agreed to take any action, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

                  4.11 Assets. Except as set forth in Schedule 4.11(a), together, the Audio Products Group Companies own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Audio Products Group Business as such business is currently conducted (the "Assets"). Each Audio Products Group Company has good, valid and legal title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to the business as such business is currently conducted, including but not limited to all such Assets reflected in the consolidated balance sheet of the Audio Products Group as at February 29, 1996 included in the Financial Statements (the "Balance Sheet") or acquired since the date thereof (except as may be disposed of in the ordinary course of business since February 29, 1996 and in accordance with this Agreement), in each case free and clear of any lien, charge or encumbrance, except for any such liens, charges or encumbrances listed in Schedules 4.11(a) and 4.12(b). Each Audio Products Group Company has maintained its tangible Assets in reasonable repair and working order, exclusive of equipment which in the ordinary course may be non-operational or held as spares. Upon consummation of the transactions contemplated by this Agreement, the Company will own, lease or have the right to use, directly or indirectly, all the Assets, except for Assets disposed of during the period from the date of this Agreement to the Closing Date in the ordinary course of business consistent with past practice.

                  4.12 Real Property. (a) Schedule 4.12(a) hereto contains a list of the address of each parcel of real property owned, leased or occupied by the Audio Products Group Companies (the "Real Property") and includes a statement of: (i) the approximate square footage of each such parcel of Real Property; (ii) whether such Real Property is owned or leased; (iii) in the case of any Real Property which is owned by any of the Audio Products Group Companies, the identity of the Audio Products Group Company that is the owner of such Real Property and (iv) in the case of any Real Property which is leased or occupied by any of the Audio Products Group Companies, the identity of the lessee or occupant and the lessor of such Real Property and a description of the documents constituting the lease or occupancy agreement, including any amendments, modifications or extensions, or, for oral agreements, an accurate description of all material terms of the oral agreement, including parties, premises, duration, options and sums to be paid. The Real Property constitutes all the fee, leasehold and other interests in real property held by the Audio Products Group, and constitutes (except for the corporate headquarters of Mark IV located in Amherst, New York at 501 John James Audubon Parkway, Amherst, New York) all of the fee, leasehold and other interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Audio Products Group as such business is currently conducted.

                  (b) Except as otherwise set forth in Schedule 4.12(b), each Audio Products Group Company that is identified in Schedule 4.12(a) as the owner of any Real Property has good and marketable fee simple title to the Real Property which the Audio Products Group Company is identified as the owner of, free and clear of all liens, charges or other encumbrances.

                  (c) Except as set forth in Schedule 4.12(c), with respect to each parcel of Real Property which is identified in Schedule 4.12(a) as being leased or occupied by an Audio Products Group Company, each Audio Products Group Company that is identified in Schedule 4.12(a) as the lessee or occupant of such Real Property, and, to the knowledge of Mark IV, each other party that is a lessee or occupant of such Real Property, has a valid and enforceable leasehold or occupancy interest in such Real Property free and clear of all liens, charges or other encumbrances. Each lease or occupancy agreement is valid, binding and in full force and effect and enforceable in accordance with its terms. Each lease or occupancy agreement grants the tenant under the lease or occupancy agreement the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder, except as set forth in Schedule 4.12(c). Each Audio Products Group Company enjoys peaceful and undisturbed possession under its respective leases or occupancy agreements for the leased or occupied Real Property, except as set forth in Schedule 4.12(c). Except as otherwise set forth in Schedule 4.12(c), there are no material defaults that have occurred under the terms of any lease or occupancy agreement of any Real Property used by any of the Audio Products Group Companies with respect to the obligations of the Audio Products Group Company party or occupant thereto or with respect to the obligations of the lessor of such Real Property. No event has occurred and is continuing that, with respect to the Audio Products Group, constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach in any respect under any such lease or occupancy agreement. Prior to the date hereof, Mark IV has delivered to the Buyer a complete and true copy of each document set forth on Schedule 4.12(a).

                  (d) Except as otherwise set forth in Schedule 4.12(d), neither Mark IV nor any of the Audio Products Group Companies has received any written or, to the knowledge of Mark IV, oral notice that the current use, occupancy and ownership (or leasing) of any Real Property, including any buildings, structure or other improvements constituting part of the Real Property, violates in any material way any applicable building, zoning, subdivision and other land use and similar laws affecting the Real Property. No current use by the Audio Products Group of the Real Property is dependent on a nonconforming use or other governmental approval, the absence of which would materially limit the use of any of the properties or assets in the business of the Audio Products Group.

                  (e) Except as otherwise set forth in Schedule 4.12(e), none of the Real Property is subject to any pending or, to the knowledge of Mark IV or the Company, threatened condemnation proceeding by any public or quasi-public agency or other authority.

                  (f) To the knowledge of Mark IV, except as otherwise set forth in Schedule 4.12(f), all of the Real Property is benefited by all easements or other rights (including utility service) necessary for the Audio Products Group Company which is identified in Schedule 4.12(a) as the owner or lessee of such Real Property, to continue to conduct its business at such Real Property in the ordinary course.

                  4.13 Personal Property Leases. Schedule 4.13 contains a list of each lease relating to any personal property used by any of the Audio Products Group Companies in the conduct of its business that (a) provides for annual lease payments in excess of $25,000, (b) has a term in excess of one year and (c) is not cancelable upon 30 or fewer days' notice without any liability, penalty or premium, other than nominal cancellation fee or charge (the "Leases"). Prior to the date hereof, Mark IV has delivered to the Buyer copies of the Leases including all amendments thereof and all modifications thereto. Except as set forth in Schedule 4.13, no material default has occurred under the terms of any of the Leases with respect to the obligations of any of the Audio Products Group Companies or, to the knowledge of Mark IV, any other parties to the Leases.

                  4.14 Intangible Assets. (a) For the purposes of this Agreement, "Intellectual Property" is defined as: the United States and foreign trademarks, service marks, trade names, brand names, trade dress, domain names, copyrights, mask works and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, inventions, processes, designs, manufacturing, engineering and other drawings, formulae, technology, trade secrets, confidential information, computer software, data and documentation, tangible embodiments of any of the foregoing (in any medium including electronic media). Schedule 4.14(a) contains a complete and accurate list and general description of all Intellectual Property that is owned by any member of the Audio Products Group (the "Owned Intellectual Property"), provided, however, that Owned Intellectual Property shall include, but Schedule 4.14(a) need not disclose, inventions, processes, designs, manufacturing, engineering and other drawings, formulae, technology, trade secrets or confidential information. Except as specifically set forth on Schedule 4.14(a) or 4.14(b), each member of the Audio Products Group has the exclusive right to use all Owned Intellectual Property set forth in Schedule 4.14(a) used in connection with the Audio Products Business and owns such Owned Intellectual Property free and clear of any liens, charges or encumbrances and any requirement of any past, present or future royalty payments, license fees, charges or other payments. Immediately after the Closing, each member of the Audio Products Group shall own or have licensed to it all Intellectual Property used in the Audio Products Business on the same terms and conditions as in effect immediately prior to the Closing.

                  (b) Schedule 4.14(b) sets forth a complete and correct list of all written, and a description of all material oral, licenses and agreements related to the Audio Products Group Business, (i) pursuant to which the use by any person of Intellectual Property is permitted by any member of the Audio Products Group, and (ii) pursuant to which the use of Intellectual Property by any member of the Audio Products Group is permitted by any person (collectively, the "Intellectual Property Licenses"). All Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any liens, charges or encumbrances relating to, incurred by or granted by any Audio Products Group Company. Neither any member of the Audio Products Group nor, to the knowledge of Mark IV, any other party is in default under any Intellectual Property License. Prior to the date hereof

Mark IV has delivered or otherwise made available to the Buyer copies of the written Intellectual Property Licenses and accurate descriptions of all terms of any material oral Intellectual Property License.

                  (c) Except as set forth on Schedule 4.14(a), the Owned Intellectual Property and the Intellectual Property used by the members of the Audio Products Group pursuant to Intellectual Property Licenses is all the Intellectual Property used or held for use in connection with, necessary for the conduct of or otherwise material to the Audio Products Business as such business is currently conducted.

                  (d) Neither the conduct of the Audio Products Group Business nor, to the knowledge of Mark IV, that of any other party, conflicts with or infringes the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 4.14(c). Except as set forth on Schedule 4.14(c), to the knowledge of Mark IV, none of the Owned Intellectual Property is being infringed or misappropriated by third parties. Except as set forth on
Schedule 4.14(d), there is no written claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of Mark IV, threatened, that (i) challenges the rights of any member of the Audio Products Group in respect of any Owned Intellectual Property or Intellectual Property License, (ii) asserts that any member of the Audio Products Group is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with respect to, any Intellectual Property, or (iii) claims that any default exists under any Intellectual Property License.

                  (e) The Owned Intellectual Property listed on Schedule 4.14(a) is in proper form, not disclaimed and has been properly maintained and otherwise duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable law, and the same remain in full force and effect to the extent material to the Audio Products Business, and each member of the Audio Products Group has taken such other actions necessary (including maintaining all necessary and appropriate standards of quality control) to ensure full protection under applicable laws.

                  4.15 Litigation. Except as set forth in Schedule 4.15, there are no actions, suits or written claims (including, without limitation, product liability claims or claims that any of the Audio Products Group Companies has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 4.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or any arbitration tribunal pending or, to the knowledge of Mark IV, threatened against or involving Mark IV or any of the Audio Products Group Companies which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement or the Mark IV Ancillary Agreements; or (b) relate to the business of any of the Audio Products Group Companies and which, if adversely decided, would have a Material Adverse Effect. There are no outstanding orders, judgments, decrees, stipulations or injunctions issued by any governmental authority against any member of the Audio Products Group, Mark IV or PLC or that in any way affect the Audio Products Group.

                  4.16 Banks and Brokers. Schedule 4.16 sets forth the name of each bank, trust company, securities or other broker or other financial institution: (a) with which Mark IV or the Company have any account, lock box, safe deposit box or vault for the exclusive purpose of providing or maintaining banking or other financial services to any of the Audio Products Group Companies; and (b) with which any of the Audio Products Group Companies has any account, lock box, safe deposit box or vault.

                  4.17 Employee Benefit Plans. (a) Except for any individual employment, consulting or severance contracts disclosed in Schedule 4.21 attached hereto, Schedule 4.17(a) attached hereto sets forth a list, and a general description for each of the Audio Products Group Companies of:

                  (i) each written personnel practice and each material non-written personnel practice (collectively, the "Personnel Practices") including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies but excluding any stock ownership, stock purchase, stock option and phantom stock plans;

             (ii) each plan, fund or program which provides to its participants or beneficiaries, through the purchase of insurance or otherwise, medical, surgical or hospital care or benefits, in the event of sickness, accident, disability, death or unemployment, vacation, benefits or severance benefits (each of such plans, funds or programs being hereinafter referred to individually as an "Employee Welfare Plan" and collectively as "Employee Welfare Plans"); and

            (iii) each plan, fund or program which, by its express terms, provides a retirement income to employees or results in the deferral of income by employees for periods extending to the termination of covered employment or beyond (other than any such plans, funds or programs which are required to be maintained by any of the Audio Products Group Companies, Mark IV or any other person or entity that, together with Mark IV and/or any Audio Products Group Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity")) under the terms of any law, rule or regulation of any United States or foreign federal, state (or its regional equivalent) or local governmental authority (each of such plans, funds or programs being hereinafter referred to individually as an "Employee Pension Plan" and collectively as the "Employee Pension Plans") which is: (w) maintained, assumed or contributed to by Mark IV for the benefit of any employee of any of the Audio Products Group Companies; or (x) maintained, assumed or contributed to by any Audio Products Group Company for the benefit of any of its employees

(all such Personnel Practices, Employee Welfare Plans and Employee Pension Plans being sometimes hereinafter referred to individually as a "Plan" and collectively as the "Plans").

                  (b) Except as otherwise set forth in Schedule 4.17(b), Mark IV has previously delivered to the Buyer: (i) complete copies of all written plan documents which set forth the terms of each of the Plans and where applicable, complete copies of each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Plan; (ii) a general description of any of the Plans with respect to which no formal written plan document has been adopted; (iii) the most recent summary plan description for each Plan for which such summary plan description is required or has been prepared; and (iv) where applicable, copies of the most recent annual report or registration forms, if any, required to be filed with respect to any such Plans with any governmental agency or authority.

                  (c) Each of the Plans is in material compliance with the applicable requirements of all laws, rules and regulations of any United States or foreign, federal, state (or its regional equivalent) or local governmental authority and the terms of all collective bargaining agreements relating to the Plans and each of the Plans has been administered in all material respects in substantial compliance with its terms, all laws, rules and regulations of any United States or foreign, federal, state (or its regional equivalent) or local governmental authority and the terms of all collective bargaining agreements relating to the Plans. To the reasonable knowledge of Mark IV, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Plans), suits or proceedings pending or threatened against any Plan or asserting any rights or claims to benefits under any Plan that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

                  (d) (i) There has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Employee Pension Plan; and (ii) no Employee Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.

                  (e) Each Employee Pension Plan that is intended to be a tax-qualified plan has received a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of Mark IV, revocation has not been threatened; and no such Employee Pension Plan has been amended since the effective date of its most recent determination letter in any respect that would reasonably be expected to adversely affect its qualification. Each foreign Employee Pension Plan that is required to receive the equivalent of a determination letter from its applicable host country has received such letter; no such letter has been revoked and, to the knowledge of Mark IV, revocation has not been threatened; and no such foreign Employee Pension Plan has been amended since the effective date of its most recent letter in any respect that would reasonably be expected to adversely affect such letter. Mark IV has delivered or made available to the Buyer a copy of the most recent determination letter, or any foreign equivalent, received with respect to each Employee Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter or foreign equivalent. To the knowledge of Mark IV, no event has occurred that could subject any Employee Pension Plan to tax under Section 511 of the Code.

                  (f) (i) Within the past five years, no Employee Pension Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA (a "Standard Termination") and, except as otherwise disclosed on Schedule 4.17(f), no Employee Pension Plan has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder); (ii) no Employee Pension Plan is reasonably expected to be terminated other than in a Standard Termination prior to the Closing Date or as a result of the transactions contemplated hereby; and (iii) none of Mark IV, any Audio Products Group Company or any significant subsidiaries thereof or, to the knowledge of Mark IV, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

                  (g) Mark IV has furnished to the Buyer the most recent actuarial report or valuation with respect to each Defined Benefit Plan.

                  (h) Within the last six years, no Commonly Controlled Entity has incurred any liability under Title IV of ERISA other than for the payment of premiums to the Pension Benefit Guaranty Corporation, other than any liability identified on Schedule 4.17(h) hereof which has been fully paid as of the date hereof.

                  (i) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject Mark IV or any Audio Products Group Company to liability under such Section .

                  (j) Except as disclosed in Schedule 4.17(j), no Employee Pension Plan constitutes, or within the past 6 years, has constituted, a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and no Commonly Controlled Entity has incurred or is expected to incur prior to the Closing Date or will incur as a result of the transactions contemplated hereby, any liability to any multiemployer plan which remains unsatisfied in connection with a complete or partial withdrawal from any such Plan within the meaning of
Section 4203 or 4205 of ERISA. Except as disclosed in Schedule 4.17(j), no condition exists and no event has occurred with respect to any multiemployer plan that could present a risk of any liability arising with respect to a complete or partial withdrawal by any Commonly Controlled Entity within the meaning of Section 4203 or 4205 of ERISA, which would have a Material Adverse Effect.

                  (k) Except as specifically provided in this Agreement, no employee of any Audio Products Group Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or under any employment, severance, termination or compensation agreement or as a result of the transactions contemplated by this Agreement.

                  (l) Except as otherwise set forth in Schedule 4.17, no benefit that is payable, or which may become payable, to any employee of an Audio Products Group Company pursuant to any Plan shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1)of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                  4.18 Consents and Approvals. Except for consents listed in
Schedule 4.18 and for the filing of notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no material permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Mark IV, PLC or the Company of this Agreement and the Mark IV Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Schedule 4.18 also contains a list of all material consents, approvals, authorizations, declarations, filings, or registrations which are, to the knowledge of Mark IV, required to be obtained by the Audio Products Group Companies from any governmental agency or authority and that are necessary for, or otherwise material to, the conduct of the business of the Audio Products Group as currently conducted. Except as set forth in Schedule 4.18, all such governmental approvals and other consents have been duly obtained and are held by the Audio Products Group and are in full force and effect. Each member of the Audio Products Group is in compliance with all such governmental approvals and other consents held by any member thereof, and no member of the Audio Products Group has been notified in writing or otherwise has reason to believe that any such governmental approval or consent will be modified, suspended, canceled or modified or that such governmental approval or consent cannot be renewed in the ordinary course of business.

                  4.19 Environmental Protection. (a) Except as set forth in
Schedule 4.19(a), each Audio Products Group Company has obtained all permits, licenses, consents, authorizations, waivers, grants, exemptions, orders, registrations and approvals (collectively, the "Permits") that: (i) are required to be obtained by any such Audio Products Group Company under all applicable United States or foreign federal, state (or its regional equivalent) and local statutes, laws, rules and regulations relating to pollution, cleanup, restoration or protection of the environment or to the protection of flora or fauna or their habitat or to human or public health or safety (collectively referred to as "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any substances identified in any such Environmental Laws (such substances being hereinafter referred to as "Regulated Materials"); and (ii) relate to the manufacture, generation, processing, distribution, use, treatment, receipt, storage, disposal, transport, or handling of Regulated Materials.

                  (b) Except as set forth in Schedule 4.19(b), each Audio Products Group Company has complied in all material respects and is currently in material compliance with: (i) all terms and conditions of all Permits required under any applicable Environmental Laws and the making and filing of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law; (ii) all applicable Environmental Laws pertaining to any of the properties and assets of the Audio Products Group (including Real Property) and the use and ownership thereof; and
(iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to such Audio Products Group Company and issued, entered, promulgated or approved under any Environmental Law.

                  (c) Except as set forth in Schedule 4.19(c), neither Mark IV nor any of the Audio Products Group Companies has received any written notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any Audio Products Group Company relating to the manufacture, generation, processing, distribution, use, treatment, receipt, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated Material: (i) may interfere with or prevent compliance or continued compliance by any of the Audio Products Group Companies with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) may give rise to any common law or legal liability; or (iii) may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation.

                  (d) Except as set forth in Schedule 4.19(d), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the knowledge of Mark IV, threatened against any Audio Products Group Company relating in any way to any violation of any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (e) Except as set forth in Schedule 4.19(e), no Audio Products Group Company or other person has caused or taken any action that will result in, and no Audio Products Group Company is subject to, any material liability or obligation relating to (i) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by any Audio Products Group Company or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties; or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Regulated Material.

                  4.20 Insurance. Schedule 4.20 contains a complete and correct list and summary description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Mark IV or any Audio Products Group Company and issued with respect to or covering risks associated with the assets, properties or business of each Audio Products Group Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable; will remain in full force and effect through the respective dates set forth in Schedule 4.20 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement, except to the extent set forth in Schedule 4.20.

                  4.21 Contracts and Commitments. (a) Except for leases required to be disclosed pursuant to Sections 4.12 and 4.13 hereof, Plans required to be disclosed pursuant to Section 4.17(a) hereof and insurance policies required to be disclosed by Section 4.20 hereof, Schedule 4.21(a) contains a list of each written contract, subcontract, agreement, commitment, option, note, bond, mortgage, indenture, deed of trust, guarantee, franchise or license of the Audio Products Group which: (i) (A) requires payments in excess of $150,000 per year;
(B) contains the terms and conditions: (x) upon which any person is employed as an officer or management-level employee or under which any person serves as a consultant; or (y) upon which any severance or other termination payments (other than severance or termination payments required to be made by applicable law) are payable; (C) provides preferential rights to purchase any material quantity of any assets; (D) limits the freedom of any party to engage in any business in any geographic area; (E) contains any "change in control" provision which would be activated or otherwise affected by the consummation of the transactions contemplated by this Agreement; (F) contains the terms of any guaranty of the payment or performance of any liabilities or obligations the cost of the payment or performance of which liabilities or obligations exceeds, in the aggregate, an amount equal to $150,000; or (G) contains terms and conditions upon which any person or entity is engaged to act as a distributor or a sales representative, whether on exclusive or non-exclusive terms, for any products manufactured, assembled, purchased or otherwise procured for sale by the Audio Products Group and pursuant to which there were in excess of $100,000 of annual sales of products of the Audio Products Group Companies in 1996 fiscal year or the eight-month period ended October 31, 1996; and (ii) (A) Mark IV is a party to and relates exclusively to the Audio Products Group (hereinafter individually referred to as a "Mark IV Contract" and collectively as the "Mark IV Contracts"); or (B) any Audio Products Group Company is a party to or the beneficiary of (hereinafter individually referred to as an "Audio Products Group Contract" and collectively as the ("Audio Products Group Contracts"). Prior to the date hereof Mark IV has delivered or otherwise made available to the Buyer copies of the Mark IV Contracts and the Audio Products Group Contracts, and accurate descriptions of all material terms of any oral contracts which, if written, would be required to be disclosed on Schedule 4.21(a), including all amendments thereof and modifications thereto.

                  (b) Except as set forth in Schedule 4.21(b), each of the Mark IV Contracts and each of the Audio Products Group Contracts is valid, binding and in full force and effect and enforceable in accordance with its terms.

                  (c) Except as set forth in Schedule 4.21(c), Mark IV is not in material default with respect to any of its obligations under any of the Mark IV Contracts, and, to the knowledge of Mark IV, there is no basis for any claim that any other parties to any of the Mark IV Contracts is in material default with respect to its obligations under such Mark IV Contracts.

                  (d) Except as set forth in Schedules 4.21(b)-(d), there does not exist under any Audio Products Group Contracts any material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any member of the Audio Products Group or, to the knowledge of Mark IV, any other person.

                  4.22 Tax Matters. (a) Except as set forth in Schedule 4.22(a),
(i) Mark IV and each of the Audio Products Group Companies have duly and timely filed or caused to be filed with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed with respect to any of the Audio Products Group Companies or the respective operations or assets thereof,
(ii) all Taxes shown due on such Tax Returns have been paid, (iii) all such Tax Returns are correct and complete in all material respects, and (iv) none of the Audio Products Group Companies or any group of companies that files a combined, consolidated or unitary Tax Return that includes any of the Audio Products Group Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

                  (b) Except as set forth on Schedule 4.22(b), (i) all Taxes that are or may become payable by any of the Audio Products Group Companies or chargeable as a lien upon any of the assets thereof for which the filing of a Tax Return is not required have been or as of the Closing Date will have been duly and timely paid or, to the extent not yet due and payable, accrued and (ii) each of the Audio Products Group Companies has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such Company, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

                  (c) Except as set forth on Schedule 4.22(c), there has been no written claim (other than a claim that has been finally settled) concerning any liability for Taxes of any of the Audio Products Group Companies or that may be chargeable as a lien on the assets thereof asserted or raised by any taxing authority and, to the knowledge of Mark

IV and its Affiliates, no circumstances exist to form the basis for such a claim.

                  (d) Schedule 4.22(d) lists all Income Tax Returns that have been filed with respect to any of the Audio Products Group Companies or any combined, consolidated or unitary Tax Return that includes any of the Audio Products Group Companies and that have not yet been audited or are currently the subject of audit or for which the relevant period for the assessment of Taxes has not expired.

                  (e) Except as set forth on Schedule 4.22(e), none of the Audio Products Group Companies or any combined, consolidated or unitary Tax Return that includes any of the Audio Products Group Companies has (i) waived any statute of limitations or agreed to any extension of the period for assessment or collection of Taxes, or (ii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

                  (f) Except as set forth on Schedule 4.22(f), no material elections for United States federal Income Tax purposes have been made by any of the Audio Products Group Companies or any combined, consolidated or unitary Tax Return that includes any of the Audio Products Group Companies that are currently in force and by which any of the Audio Products Group Companies is bound.

                  (g) Except as set forth in Schedule 4.22(g), none of the Audio Products Group Companies (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, or (ii) is or has been a member of any combined, consolidated or unitary Tax Return that includes any of the Audio Products Group Companies.

                  (h) For the purposes of this Agreement: (i) "Taxes" shall mean all taxes, charges, fees, levies, duties or other assessments, including, without limitation, income, excise, sales, use, value added, alternative, minimum, accumulated earnings, personal holding company, capital stock, profits, windfall profits, gross receipts, transfer, registration, stamp, premium, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof, franchise taxes or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States, any foreign jurisdiction, and any state, province, county, locality or other government, taxing authority, or subdivision thereof; (ii) "Income Taxes" shall mean all Taxes computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax; and (iii) "Tax Return" shall mean any return, report, information return or other document (including any related attachments, schedules or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on Mark IV or any of the Audio Products Group Companies) or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  4.23 Labor Relations. Schedule 4.23 contains a list of each contract or other agreement between Mark IV or any Audio Products Group Company and any labor union or other association representing any employees of any Audio Products Group Company (each such contract being hereinafter referred to as a "Labor Agreement"). Prior to the date hereof, Mark IV has delivered to the Buyer true and complete copies of each Labor Agreement listed in Schedule 4.23. Except as set forth in Schedule 4.23, none of the Audio Products Group Companies has, at any time during the last three years, experienced any material labor disputes or any work stoppage due to labor disagreements. Except to the extent set forth in Schedule 4.23: (a) there is no unfair labor practice charge, or complaint or other action against any of the Audio Products Group Companies pending or, to the knowledge of Mark IV, threatened before the National Labor Relations Board or any other foreign, federal, state (or its regional equivalent) or local administrative or governmental agency or authority having regulatory powers with respect to the relationships between employers and employees (hereinafter a "Foreign Labor Board"), and none of the Audio Products Group Companies is subject to any order to bargain by the National Labor Relations Board or any Foreign Labor Board; (b) there is no, and during the past three years there has been no, labor strike or work stoppage and, to the knowledge of Mark IV, no labor strike or work stoppage is threatened against or affecting Mark IV with respect to any of the Audio Products Group Companies; (c) no question concerning representation is pending or to Mark IV's knowledge is threatened respecting employees of any of the Audio Products Group Companies; and (d) no grievance is pending under any collective bargaining agreement to which any Audio Products Group Company is a party or bound, before any Foreign Labor Board or that would have a Material Adverse Effect.

                  4.24 Customers and Suppliers. None of the Audio Products Group Companies is engaged in any dispute with any customer or supplier of any of the Audio Products Group Companies which, individually or in the aggregate, would have a Material Adverse Effect.

                  4.25 Compliance with Law. Except for matters pertaining to the Plans which are provided for in Section 4.17 and matters pertaining to Environmental Laws which are provided for in Section 4.19, the operations of each of the Audio Products Group Companies are conducted in compliance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities, foreign governments and other political subdivisions and agencies thereof, having jurisdiction over the business of the Audio Products Group Companies, including, without limitation, all such laws, regulations and requirements relating to employment of unauthorized aliens, antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities except to the extent that any failure to so comply would not have a Material Adverse Effect. Except as set forth in Schedule 4.25, none of the Audio Products Group Companies has received any written notification of any asserted failure by any of the Audio Products Group Companies to comply with any such laws, rules or regulations.

                  4.26 Brokers and Finders. Except as set forth in Schedule 4.26, neither Mark IV, the Company nor any of their respective stockholders, officers, directors or employees, as the case may be, nor any of the Audio Products Group Companies, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  4.27 Product Warranties. The standard product or service warranties, indemnifications and guarantees which each of the Audio Products Group Companies extends to its customers in the ordinary course of the conduct of their respective businesses, copies of which have been delivered to the Buyer, are identified in Schedule 4.27. Schedule 4.27 also contains a general description of any product or service warranties, indemnifications or guarantees extended by any of the Audio Products Companies to any material customer, the terms of which are materially different from the standard product or service warranties, indemnifications or guarantees otherwise described in Schedule 4.27. No material warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by any of the Audio Products Group Companies in the ordinary course of conduct of their respective businesses, except for warranties implied by law and warranties, indemnifications and guarantees of the types identified in Schedule 4.27.

                  4.28 Potential Conflicts of Interest. Except as set forth in
Schedule 4.28, no contract, agreement or arrangement (excluding employment agreements and rights arising under any of the Plans), whether written or oral, providing for the purchase or sale of any goods or services or relating to any interest in any property, whether real or personal, or tangible or intangible, which is used by or relates to any of the Audio Products Group Companies exists between: (a) Mark IV and any of the Audio Products Group Companies; (b) Mark IV and any officers or directors of any of the Audio Products Group Companies; or
(c) between any of the Audio Products Group Companies and any officers or directors of any of the Audio Products Group Companies. Except as set forth in
Schedule 4.28, none of the officers or directors of Mark IV and none of the stockholders, officers or directors of any of the Audio Products Group Companies has any cause of action or other claim whatsoever against any of the Audio Products Group Companies.

                  4.29 Inventories. All inventories of raw materials, work-in-process and finished goods of the Audio Products Group included in the audited balance sheet of the Audio Products Group as at December 31, 1996 shall be usable or saleable, as the case may be, in the ordinary course of business, except for obsolete, discontinued and slow moving items for which reserves shall be established in said balance sheet in accordance with United States GAAP applied on a basis consistent with the Balance Sheet.

                  4.30 Undisclosed Liabilities. Except as set forth on Schedule
4.30 and except for the liabilities reflected, reserved or otherwise disclosed in the Balance Sheet and in the notes thereto, no member of the Audio Products Group has any other liabilities, whether known, unknown, absolute, accrued or contingent, which would be required, in order to conform with United States GAAP, to be set forth in the Balance Sheet, and no member of the Audio

Products Group has incurred any material liability since the date of the Balance Sheet other than (a) as set forth in Schedule 4.30, (b) as reflected, reserved or otherwise disclosed in the balance sheet included in the Interim Financial Statements or (c) in the ordinary course of business.

                  4.31 Disclosure. This Agreement and each of the Mark IV Ancillary Agreements and the instruments attached hereto as Exhibits to be executed and delivered pursuant to this Agreement by Mark IV or the Company, and each certificate furnished by or on behalf of Mark IV and any member of the Audio Products Group to the Buyer pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to Mark IV and PLC as follows:

                  5.1 Organization. The Buyer is a limited liability company duly organized and in good standing under the laws of Delaware, and has the power and authority to carry on its business as presently conducted.

                  5.2 Authorization by the Buyer. The Buyer has full power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by it pursuant to this Agreement (the "Buyer Ancillary Agreements" and, together with the Mark IV Ancillary Agreements, the "Ancillary Agreements") and to consummate the transactions contemplated hereunder or thereunder. The execution and delivery of this Agreement and each of the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereunder or thereunder have been duly authorized by all necessary action on the part of the Buyer. No other act or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by the Buyer pursuant to this Agreement, or the consummation by the Buyer of the transactions contemplated hereby or thereby.

                  5.3 Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the Buyer Ancillary Agreements will constitute, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

                  5.4 No Violation. Neither the execution and delivery of this Agreement nor the Buyer Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will: (a) violate any statute or law, or any rule or regulation of any governmental authority; (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under) or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of the Buyer under any term or provision of: (i) the Operating Agreement or Certificate of Formation of the Buyer, (ii) any material lease, contract, commitment, agreement or restriction of any kind or character to which the Buyer is party or by which the Buyer or any of its assets or properties may be bound or affected.

                  5.5 Litigation. There are no actions, suits or written claims or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or arbitration tribunal pending, or to the knowledge of the Buyer, threatened against or involving the Buyer which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements; or (b) or relate to the business or operations of the Buyer and which, if adversely decided, would have a material adverse effect on the business, assets, liabilities or financial condition of the Buyer. There are no outstanding orders, judgments, decrees, stipulations or injunctions issued by any governmental authority against the Buyer.

                  5.6 Consents and Approvals. Except for consents listed in
Schedule 5.6 and for the filing of pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no material permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by the Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  5.7 Financing. Buyer has access to net equity capital funds in an amount in excess of $60 million, which net equity capital funds are free and clear of any liens, charges or other encumbrances and available to fund the purchase of the Common Stock and the other obligations of the Buyer set forth in this Agreement. Prior to the date hereof, the Buyer has delivered to Mark IV written commitments (the "Bank Commitments") from one or more banks or other financial institutions which contain the general terms and conditions upon which such banks or financial institutions have agreed to make loans to the Company, the proceeds of which loans, together with the Buyer's net equity capital funds, will be sufficient to enable the Buyer to consummate the transactions contemplated in this Agreement (the funds to be loaned to the Company are hereinafter referred to as the "Financing"). The Bank Commitments are in full force and effect without modification or amendment of any kind.

                  5.8 Purchase for Investment. The Buyer is acquiring the Common Stock of the Company for investment and not for resale or distribution and the Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the shares of Common Stock in violation of any applicable securities laws or regulations.

                  5.9 Brokers and Finders. Except as set forth in Schedule 5.10, neither the Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 6.

                          COVENANTS OF MARK IV AND PLC

                  6.1 Access Pending the Closing Date. Subject to applicable laws and upon reasonable advance written notice, Mark IV and PLC will and will cause each of the Audio Products Group Companies to: (a) grant to the Buyer and its prospective lenders and investors and its and their counsel, accountants and other representatives, reasonable access during normal business hours to each parcel of Real Property which is owned, leased or used by the Audio Products Group Companies in the conduct of their respective businesses and to all properties, books, contracts, commitments and records of each of the Audio Products Group Companies; and (b) furnish the Buyer and its prospective lenders and investors and its and their counsel, accountants and other representatives all such information as the Buyer or its representatives may reasonably request concerning the business and assets of the Audio Products Group Companies.

                  6.2 Conduct of Business Prior to the Closing. Except as described in Schedule 6.2, during the period commencing on the date hereof and ending on the Closing Date, neither Mark IV, PLC nor the Company have taken, and Mark IV will take any and all action necessary to prevent each of the Audio Products Group Companies from taking, any action that would cause any of the representations and warranties of Mark IV and PLC contained in Section 4.10 to be untrue as of the Closing Date. Mark IV and PLC shall cause each of the Audio Products Group Companies not to increase or otherwise enhance the compensation payable to any employee of the Audio Products Group Companies other than increases in base salary in the ordinary course consistent with past practices. In addition, on and after the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by the Buyer in writing, Mark IV, PLC and the Company will, and will cause each other member of the Audio Products Group to:

                  (a) carry on its business in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

                  (b) maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in reasonable working order and repair consistent with past practice;

                  (c) use best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

                  (d) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

                  (e) perform in all material respects all of its obligations under any contracts, licenses, agreements or other instruments relating to or affecting any of the properties and assets of any member of the Audio Products Group (including the Assets) or the business of the Audio Products Group;

                  (f) promptly advise the Buyer in writing of the occurrence or non-occurrence of any event or condition (other than matters of a general economic or political nature that do not affect the business of the Audio Products Group uniquely) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or result in a breach of this
Section 6.2;

                  (g) not agree or otherwise commit to take any action prohibited in the foregoing paragraphs (a) through (e); and

                  (h) conduct all tax affairs relating to the Audio Products Group only in the ordinary course of business, in the same manner as heretofore conducted.

                  6.3 Termination of Benefit Accruals Under Defined Benefit Plans. Schedule 6.3 contains a list of each Audio Products Group Company whose employees are eligible to participate in the master defined benefit pension plan known as the "Mark IV Industries, Inc. and Subsidiaries Employees Retirement Income Fund" (hereinafter the "Master Defined Benefit Plan"), which is maintained by Mark IV for the purpose of providing a defined benefit retirement income for employees of certain direct and indirect wholly owned subsidiaries of Mark IV. Mark IV agrees that, prior to the Closing Date, Mark IV shall amend the terms of the Master Defined Benefit Plan to the extent necessary: (a) to provide that participants therein who are employees of any of the Audio Products Group Companies immediately prior to the Closing Date ("Audio Products Group Participants") shall cease to accrue benefits thereunder effective not later than sixteen days following the Closing Date (or such earlier date as Mark IV and the Buyer may subsequently agree to in writing); (b) to provide that, as of the Closing Date, Audio Products Group Participants shall be fully vested (i.e., one hundred percent vested) in their accrued benefits under the Master Defined Benefit Plan; (c) to provide that post- Closing Date service will be counted for purposes of determining eligibility for benefits for disability and early retirement for each Audio Products Group Participant subject to a collective bargaining agreement; and (d) to provide that Audio Products Group Participants who are located at the Newport, Tennessee plant, subject (i) to the Collective Bargaining Agreement between Electro-Voice and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, and its Local 662 and who terminate employment with the Buyer and its Affiliates on or after May 16, 1997, or (ii) to the Collective Bargaining Agreement between Electro-Voice and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, and its Local 663 and who terminate employment with the Buyer and its Affiliates on or after July 10, 1997, shall be entitled to the monthly pension benefit due to such employee pursuant to the Master Defined Benefit Plan for each year of credited service (as defined in the Master Defined Benefit Plan) earned through the Closing Date based on the multiplier that is effective as of May 16, 1997 or July 10, 1997, as the case may be (i.e., $17.00 per month) and such benefit shall be paid from the assets of the Master Defined Benefit Plan. Mark IV agrees to take, or cause each of the Audio Products Group Companies to take, prior to the Closing Date, any and all actions (including, without limitation, the delivery of any notices required under ERISA and the Code and the timely filing of all required filings with any government agency), which are necessary or reasonably required to effectuate the intent of this Section 6.3.

                  6.4 Financing. At the direction of the Buyer and to the extent so directed, Mark IV, PLC and each member of the Audio Products Group will use its reasonable efforts to assist the Buyer in obtaining the Financing, including, at Buyer's request, by causing each member of the Audio Products Group and their respective officers, and employees, and by using reasonable efforts to cause the respective counsel and accountants of each member of the Audio Products Group to, cooperate with the Buyer in obtaining such Financing. Without limiting the foregoing, Mark IV agrees to cause the employees of the Audio Products Group set forth on Schedule 6.4 to be available to assist the Buyer in obtaining the Financing as Buyer may request.

                  6.5 Supplements to Schedules. From time to time prior to the Closing Date, Mark IV and PLC will promptly supplement or amend any Schedules with respect to any matter arising after the execution of this Agreement, which, if existing or occurring at or prior to the date of this Agreement, would have been required to have been set forth by Mark IV or PLC in a Schedule pursuant to this Agreement, provided that Mark IV and PLC shall deliver a final set of updated Schedules to the Buyer no later than the third calendar day preceding the Closing, which set of Schedules shall be subject to further supplementation only in the case of matters having or expected to have a Material Adverse Effect. Notwithstanding the foregoing, for purposes of Section 10.7, the Schedules to this Agreement delivered by Mark IV and PLC shall be deemed to include only such information as is contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereto.

                  6.6 No Solicitation. Mark IV and PLC shall not, and Mark IV shall take any and all action necessary to prevent any of Mark IV's directors, officers, employees or agents and any directors, officers, employees or agents of any of the Audio Products Group Companies, as the case may be, from, directly or indirectly, encouraging, soliciting, initiating or entering into any discussions or negotiations concerning, any disposition of all the stock or assets of the Audio Products Group Companies or any of the business of the Audio Products Group (other than pursuant to this Agreement) or any proposal therefor, or from furnishing or causing to be furnished any information concerning the Audio Products Group to any party in connection with any transaction involving the acquisition of any stock or assets of any Audio Products Group Company or any of the business of the Audio Products Group by any person other than the Buyer.

                  6.7 Non-Competition. (a) As a part of the inducement to the Buyer to enter into this Agreement, Mark IV hereby agrees that for a period of five years from the Closing Date (the "Covenant Term"), Mark IV shall not, nor shall any Affiliate of Mark IV (the "Mark IV Affiliates") without the prior express written consent of the Buyer, own, manage, operate, or control, directly or indirectly, any business, firm or corporation which competes with the Audio Products Business as conducted immediately prior to the Closing Date in any geographical market in which the Audio Products Business conducts its business as of such date (a "Competing Business"). Ownership by Mark IV or any Mark IV Affiliate at or after the time of Closing, of less than five percent of the issued and outstanding capital stock of any enterprise that engages in a Competing Business the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 6.7.

                  (b) In addition, neither Mark IV nor any Mark IV Affiliate shall be deemed to be in violation of this Section 6.7 in the event that, at any time during the Covenant Term, Mark IV or any Mark IV Affiliate acquires substantially all the assets of any person, firm or corporation or a majority of the issued and outstanding capital stock or interests of any corporation or other entity and, following such acquisition, (i) less than the smaller of five percent or $5 million of annual sales of any such acquired company are in respect of a Competing Business or (ii) (x) more than (A) the smaller of five percent or $5 million of annual sales of any such acquired company, but less than (B) the smaller of ten percent or $20 million of annual sales of any such acquired company are in respect of a Competing Business and (y) Mark IV disposes of the entities or assets of such acquired company engaged in a Competing Business (the "Interest") within 18 months following such acquisition pursuant to the terms of clause (c) of this Section 6.7.

                  (c) If Mark IV or a Mark IV Affiliate determines to sell an Interest to a third party, Mark IV shall notify the Buyer of such determination and offer to negotiate a sale of such Interest to the Buyer. Such notice shall describe the Interest in reasonable detail. The Buyer shall notify Mark IV within 30 days after receipt of the notice from Mark IV as to whether the Buyer desires to engage in such negotiations. If the Buyer does not wish to engage in such negotiations or if the Buyer fails to respond to Mark IV's notice within such 30-day period, Mark IV may sell the Interest to any third party or parties for such price and on such terms and conditions as are acceptable to Mark IV in its discretion. If within such 30-day period the Buyer informs Mark IV that it desires to engage in such negotiations, Mark IV and the Buyer shall each negotiate in good faith the price and other terms and conditions of a sale of the Interest to the Buyer. If despite such good faith negotiations Mark IV and the Buyer are unable to enter into a definitive agreement within 60 days after the Buyer has informed Mark IV it desires to negotiate and to consummate such sale within the time provided for closing therein, then Mark IV may sell the Interest to any third party or parties for not less than the purchase price, and on terms and conditions no more favorable to the third party or parties than the material terms and conditions last offered by the Buyer to Mark IV during the course of such negotiations.

                  (d) In the event of a breach by Mark IV or any Mark IV Affiliate of any provision of this Section 6.7, the Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, the Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 6.8 are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                  (e) For purposes of this Agreement, an "Affiliate" of a person shall mean the subsidiaries of such person, any person that controls such person or any of such person's subsidiaries, provided that an Affiliate of Mark IV shall not include a person that acquires control of Mark IV unless such person or its subsidiaries acquires any Competing Business subsequent to acquiring control of Mark IV, in which event such person shall be treated as an Affiliate with respect to such newly acquired Competing Business. As used in this clause (e), "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                  6.8 Corporate Organization. Mark IV and PLC agree that, prior to taking any action in connection with any restructuring, reorganization, transfer, distribution or other disposition described in the recitals to this Agreement or otherwise affecting the Audio Products Business (the "Reorganization"), Mark IV shall (a) consult with the Buyer and the Buyer's advisors and (b) refrain from taking any such proposed action to which the Buyer, in its reasonable judgment, objects on the basis that such proposed action is inconsistent with the Reorganization. The fact that Mark IV shall have consulted with, and the Buyer shall have consented to, any proposed action in connection with such restructuring shall in no way affect or limit any indemnification obligations Mark IV or PLC may have hereunder. Prior to the Closing, Mark IV, PLC and each Audio Products Group Company will have taken all corporate and other actions and proceedings necessary to be taken in order to effect the Reorganization, and all documents, including instruments of conveyance and assumption related thereto (the "Reorganization Agreements") (or pursuant to which any Audio Products Group Company or Asset has been restructured, reorganized, transferred, distributed or otherwise disposed of during the six months prior to the Closing), will be provided to the Buyer prior to the execution thereof and the Reorganization Documents will be in form and substance reasonably satisfactory to the Buyer. Each of Mark IV, PLC and their respective Affiliates has full power and authority to enter into, execute and deliver each of the Reorganization Agreements to be executed and delivered by them and to consummate the transactions contemplated thereunder. As of the Closing, (i) the execution, delivery and performance of each of the Reorganization Agreements will have been duly authorized by all necessary action on the part of Mark IV, PLC and their respective Affiliates and their respective shareholders, (ii) each of the Reorganization Agreements will have been duly executed and delivered by Mark IV, PLC or by their respective Affiliates which are party thereto, as the case may be, (iii) no other corporate act or proceeding on the part of Mark IV, PLC or their respective Affiliates or their respective shareholders will be necessary to authorize the execution and delivery of the Reorganization Agreements or the consummation by Mark IV or each Affiliate which is a party thereto of the transactions contemplated thereby, and (iv) will constitute valid and binding obligations of Mark IV, PLC or their respective Affiliates, as the case may be, enforceable against them in accordance with their respective terms.

                  6.9 Insurance. (a) In the event that, after the Closing, the Buyer shall suffer any loss, arising out of a third party claim or otherwise, that the Buyer in good faith notifies Mark IV would be covered by any insurance policy maintained prior to Closing by or for the benefit of any member of the Audio Products Group or any asset used in the Audio Products Business (an "Insured Claim"), Mark IV shall present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 6.9.

                  (b) Mark IV shall not be obligated to present or prosecute any claim under any such insurance policy with respect to any Insured Claim unless
(i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred (as determined under the applicable insurance policy) prior to the Closing; and (ii) the Buyer cooperates fully at its expense with Mark IV's insurers in the investigation of such Insured Claim and (in the case of any Insured Claim arising out of a third-party claim) the defense thereof.

                  6.10 Subsequent Financial Statements. From the date hereof to and including the Closing Date, Mark IV will, and will cause the Audio Products Group to, timely prepare, and promptly deliver to the Buyer, a monthly consolidated balance sheet of the Audio Products Group as at the last day of each month commencing from October 31, 1996, prepared in accordance with United States GAAP applied on a consistent basis with the Financial Statements for the period presented therein subject only to normal adjustments and the absence of the notes thereto.

                  6.11 Cash Balances. Mark IV and PLC will cause the Audio Products Group Companies to hold only such cash at December 31, 1996 as is necessary (a) in Mark IV and PLC's reasonable judgment, to meet the Audio Products Group Companies' anticipated working capital needs through and including the Closing Date, and (b) to repay any



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indebtedness for borrowed money of the Audio Products Group Companies outstanding as at December 31, 1996.

                  6.12 United Kingdom Trademarks. Mark IV and PLC shall use their best efforts to purchase or obtain, or to procure an assignment or transfer to Klark Teknik of, the right to use the trademarks ELECTROVOICE as set forth in Registration No. B1,077,124 and SENTRY as set forth in Registration No. 1,077,127 in the United Kingdom, free and clear of all liens, charges or encumbrances and any requirement of any past, present or future royalty payments, license fees, charges or other payment. Subject to Sections 11.6 and
11.7 of this Agreement, in the event neither Mark IV nor PLC are able to purchase, obtain or procure such use of such trademarks, Mark IV and PLC shall, jointly and severally, indemnify, defend and hold harmless the Buyer Group (as defined in Section 11.3) from and against all Damages (as defined in Section 11.3) asserted against, resulting from, imposed upon or incurred by the Buyer Group or any member thereof by reason of or resulting from the any lawsuit, claim, action, litigation, demand, proceeding, citation, opposition, summons or investigation brought by any party that is not an Affiliate of Mark IV, PLC, the Company or the Buyer alleging or stating that the use of either or both such trademarks conflicts with, imitates, infringes upon, makes illegal use of, dilutes or misappropriates such third party's rights.

                                   ARTICLE 7.

                             COVENANTS OF THE BUYER

                  7.1 Obligation to Secure Financing. The Buyer shall use reasonable efforts to enter into definitive financing agreements pursuant to the Bank Commitments as may be necessary to permit the Buyer to consummate the transactions contemplated hereby on terms satisfactory to the Buyer in its reasonable judgment and to do all such acts and things reasonably necessary to consummate the financing transactions contemplated by the Bank Commitments.

                  7.2 Obligation to Continue Certain Employee Benefits. (a) Except as expressly provided below, the Buyer hereby agrees that, at all times during the one-year period following the Closing Date (the "Benefit Continuation Period"), the Buyer shall maintain and provide for the employees of each Audio Products Group Company or take such action as may be necessary to cause each Audio Products Group Company to maintain and provide for its employees, personnel practices, employee welfare plans and employee pension plans which provide to the employees of each such Audio Products Group Company, benefits that are substantially comparable in the aggregate to the Personnel Practices, the Employee Welfare Plans and the Employee Pension Plans which were provided to the employees of such Audio Products Group Company on the Closing Date, but specifically excluding (i) any retiree medical benefits or insurance programs maintained for former employees and retirees of any of the Audio Products Group Companies, and (ii) any retiree medical benefits which are the subject of the Settlement Agreement between IUE Local Union 900 and Electro-Voice, Inc. Mark IV hereby expressly agrees, without limiting any other terms of this Agreement, that it or any of its successors shall be responsible for the retiree liability set forth in clauses (i) and (ii) hereof.

                  (b) Notwithstanding anything else in this Agreement to the contrary, Mark IV acknowledges and agrees that it is and shall be solely responsible for the payment of any deferred compensation or stay bonuses payable to any Audio Products Group Company employee related to services performed for any of Mark IV or any of the Audio Products Group Companies on or before the Closing Date which is not paid or otherwise satisfied on or before the Closing Date, and that, if any liability for any such amount is carried on the books and records of any Audio Products Group Company as of the Closing Date, such liability shall be taken into account as a current liability of such Audio Products Group



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
Company in determining its Working Capital for purposes of the purchase price adjustment contemplated under Section 2.8 hereof.

                  7.3 Continuation of Welfare Plans. In connection with its obligations set forth in Section 7.2 hereof, the Buyer agrees that, as soon as reasonably practical following the Closing Date, the Buyer shall take such action as may be necessary (including, but not limited to, the establishment of contractual relationships with providers of group medical insurance, health maintenance organizations, preferred provider organizations, insurance companies and others) to cause each Audio Products Group Company to continue to maintain and provide, at all times during the Benefit Continuation Period, benefits which, in the aggregate, are substantially comparable to those provided under the Employee Welfare Plans immediately prior to the Closing Date. Notwithstanding anything contained in this Agreement to the contrary, if the employment of any Audio Products Group Company employee set forth on Schedule
7.3 is terminated on or before the three-month anniversary following the Closing Date, then Mark IV shall be liable for and obligated to pay, in cash, any severance or termination benefits payable to such employee under any severance plan, policy or other arrangement entered into by such employee and executed by with Mark IV prior to the Closing Date. If the employment of any of the Audio Products Group Company employees who are listed on Schedule 7.3 is terminated after the three-month anniversary of the Closing Date, the Buyer or the appropriate Audio Products Group Company shall be solely responsible for any severance or other termination benefits that are payable to such employee as a result of such termination of employment.

                  7.4 Continuation of Certain Defined Benefit Pension Benefits. Except as otherwise required by any collective bargaining agreement, the Buyer shall not be obligated by this Agreement or any other agreement or plan to adopt and maintain, or to cause any Audio Products Group Company whose employees are currently participating in the

Master Defined Benefit Plan to adopt and maintain, any defined benefit pension plans. If the Buyer or any Audio Products Group Company is required by any collective bargaining agreement to provide benefits under a defined benefit pension plan, the Buyer or the appropriate Audio Products Group Company shall establish and maintain such a plan that provides benefits that are substantially comparable to those provided in the Master Defined Benefit Plan and satisfies the terms of the collective bargaining agreement currently applicable; provided, however, that nothing contained herein shall limit the Buyer's ability to amend or change such plan in any respect (i) if, in the good faith judgement of the Buyer, such change is necessary to preserve the tax qualified status of such plan or (ii) after the expiration of the collective bargaining agreements currently in force.

                  7.5 Continuation of 401(k) Benefits. In connection with the Buyer's obligations set forth in Section 7.2 hereof, the Buyer hereby agrees to take such action as shall be necessary to adopt and maintain or to cause each Audio Products Group Company whose employees are currently eligible to participate in the Mark IV Savings & Retirement Plan (the "Master 401(k) Plan"), to adopt and maintain one or more profit sharing/401(k) type retirement plans (all such profit sharing/401(k) type retirement plans hereinafter adopted and maintained by the Buyer or any Audio Products Group Company being hereinafter referred to as the "New 401(k) Plan") which provide each such employee of each Audio Products Group Company during the Benefits Continuation Period the opportunity to receive contributions to his account which are at least substantially the same as the contributions made available under the terms of the Master 401(k) Plan immediately prior to the Closing Date.

                  7.6 Insurance Coverage. The Buyer acknowledges that the insurance coverage which Mark IV maintains with respect to certain of the Audio Products Group Companies, including, without limitation, general liability, product liability, auto liability, property, commercial umbrella,



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
excess umbrella, aircraft products, fiduciary liability, crime liability and workers compensation insurance coverage, is maintained by Mark IV under policies with respect to which Mark IV is the named insured and the Audio Products Group Companies for whose benefit such insurance is maintained are additional insureds. The Buyer acknowledges that effective as of the Closing Date, Mark IV intends to remove the Audio Products Group Companies from the insurance coverage provided by such insurance policies to the extent that such insurance coverage relates to the business and assets of the Audio Products Group Companies with respect to any periods arising at any time on or after the Closing Date. Accordingly, the Buyer acknowledges that no insurance protection shall be available to the Buyer with respect to any injury, loss or damage which the Buyer, any of the Audio Products Companies, or any third party may suffer as a result of any event occurring with respect to any of the Audio Products Group Companies at any time on or after the Closing Date.

                  7.7 Investigation. The Buyer acknowledges that, except for the representations and warranties of Mark IV, PLC and the Company contained in or made pursuant to this Agreement, neither Mark IV, PLC nor any of their respective officers, employees, agents, stockholders, Affiliates, consultants, investment bankers, legal advisors or other representatives shall: (a) be deemed to have made any representations, warranties or assurances of any kind; and (b) have any liability or obligation to the Buyer in respect of any statement or assurance made to the Buyer in connection with the transactions contemplated hereby, including, without limitation, statements set forth in a Confidential Selling Memorandum and provided to the Buyer or any written or oral statements made by any employee or representative of Mark IV or any of the Audio Products Group Companies.

                  7.8 Schedules. Mark IV and PLC shall deliver to Buyer definitive Schedules to this Agreement no later than December 10, 1996. Following delivery of the Schedules,



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
Buyer shall have the period from December 11, 1996 up to and including December 16, 1996 to review and comment upon them. If, following such period of comment and review Buyer is not satisfied with the Schedules or the disclosures contained therein, Buyer may, by notice given to Mark IV on or before December 17, 1996, reject such Schedules whereupon this Agreement shall be terminated without liability on the part of either party. If Buyer does not so reject such Schedules following such period of comment and review, such Schedules (including any modifications agreed to by Buyer, Mark IV and PLC) shall become part of this Agreement as of the date hereof.

                                   ARTICLE 8.

                  ADDITIONAL COVENANTS OF THE BUYER AND MARK IV

                  8.1 Consents and Conditions. (a) Mark IV and PLC will use their reasonable efforts, at their own cost and expense, to seek to obtain any required stockholder, partner, third-party and governmental consents necessary to consummate the transactions contemplated by this Agreement and to cause each of the conditions to the obligations of Mark IV and PLC and the Buyer to close the transactions contemplated hereby (as more particularly set forth in Articles 9 and 10 hereof) to be satisfied. The Buyer will cooperate with Mark IV and PLC and take such action as Mark IV and PLC may reasonably request in connection with Mark IV's and PLC's efforts to obtain any consent from any third party to the consummation of the transactions contemplated hereby or to otherwise cause such conditions to be fulfilled.

                  (b) The Buyer will use its reasonable efforts, at its own cost and expense, to seek to obtain any required interest holder, third-party and governmental consents necessary to consummate the transactions contemplated by this Agreement, and to cause each of the conditions to the obligations of the Buyer and Mark IV to close the transac-tions contemplated hereby (as more particularly set forth in Articles 9 and 10 hereof) to be satisfied. Mark IV will cooperate with the Buyer and take any such action as the Buyer may reasonably request in connection with the Buyer's efforts to obtain any consent from any third party to the consummation of the transactions contemplated hereby or to otherwise cause such conditions to be fulfilled. Mark IV agrees to cooperate in good faith with Buyer in restructuring the transactions contemplated hereby to provide for the acquisition of one or more Audio Products Companies organized outside the United States by Buyer or its subsidiaries, provided that Mark IV and PLC shall not be required to consent to any such restructuring to which Mark IV objects in its reasonable judgment.

                  8.2 Filings. As soon as practicable after the date hereof, Mark IV, PLC and the Buyer shall make any and all filings required under the HSR Act. In addition, Mark IV and PLC shall furnish to the Buyer and the Buyer shall furnish to Mark IV and PLC: (a) such information and assistance as may reasonably be requested in connection with the preparation by such other party of any necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act; and (b) copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

                  8.3 Access After the Closing Date. Mark IV, PLC and the Company agree with the Buyer that, on and after the Closing Date, each, upon reasonable advance notice from the other, will permit the other and their respective representatives (including their counsel and auditors), during normal business hours to have access to and examine and make



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
copies of all books and records of the other which pertain to the business and assets of any of the Audio Products Group Companies, including, but not limited to, correspondence, memoranda, books of account, payroll records, computer, litigation and tax records and insurance policies. The out-of-pocket costs of photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such photocopies.

                  8.4 Record Retention. For a period of seven years after the date hereof, or, in the case of books or records pertaining to Taxes, for a period until the expiration of all applicable statutes of limitation, Mark IV, PLC, the Company and the Buyer agree that, prior to the destruction or disposition of any books or records pertaining to any of the Mark IV Contracts, any of the Audio Products Group Contracts or the business or assets of any of the Audio Products Group Companies, each party shall provide not less than 45 nor more than 90 days' prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation (and related payroll taxes) of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting party.

                  8.5 Tax Matters. (a) Tax Payments. (i) Mark IV's Responsibility. Mark IV shall pay or cause to be paid to the relevant taxing authorities, and shall reimburse and indemnify the Audio Products Group Companies and the Buyer for (A) all federal Income Taxes of the consolidated group (as defined in Section 1504(a) of the Code) that includes any of the Audio Products Group Companies and of which Mark

IV is a member ("Mark IV's Consolidated Group") for all periods or portions thereof ending on or prior to the Closing Date, (B) all state, local and foreign Income Taxes of any combined, consolidated or unitary state, local or foreign group that includes any of the Audio Products Group Companies and of which Mark IV or any of Mark IV's Affiliates (other than the Audio Products Group Companies) is a member for all periods or portions thereof ending on or prior to the Closing Date, (C) all Taxes for which any of the Audio Products Group Companies may be held liable as a member of Mark IV's Consolidated Group pursuant to Section 1.1502-6(a) of the Treasury Regulations or as a member of any combined, consolidated or unitary group of which Mark IV or any of the its Affiliates is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Income Taxes, (D) any Taxes arising from any "intercompany transaction" (within the meaning of Section 1.1503-13 of the Treasury Regulations and any similar provision of state, local or foreign law) that occurred on or prior to the Closing Date and is required, for any reason, to be taken into account on or after the Closing Date and (E) all Taxes for which Mark IV is responsible pursuant to Section 8.5(d). Mark IV shall also pay to the relevant taxing authorities, or shall reimburse or indemnify the Audio Products Group Companies and the Buyer for, all Taxes that are or may become payable by any of the Audio Products Group Companies or chargeable as a lien upon the assets thereof and that (A) are attributable to any period or a portion thereof ending or event occurring on or prior to the Closing Date, (B) have not been paid as of the Closing Date, and (C) do not appear as a liability on the balance sheet of the relevant Audio Products Group Company used in determining the final Audited Working Capital.

                  (ii) The Buyer's Responsibility. The Buyer shall pay or cause to be paid to the relevant taxing authorities, or shall reimburse and indemnify Mark IV for, all Taxes that are or may become payable by any of the Audio Products Group Companies or chargeable as a lien upon the



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
assets thereof and that are not described as being the responsibility of Mark IV in Section 8.5(a)(i) above.

                  (b) Tax Returns. (i) Mark IV's Responsibility. Mark IV and the Buyer will cause each of the Audio Products Group Companies, to the extent permitted by law, to join, for all periods ending on or prior to the Closing Date, in Mark IV's Consolidated Group and in any unitary, combined or consolidated group state or local Tax Return that includes any of the Audio Products Group Companies and Mark IV or any of its Affiliates. Mark IV shall prepare and timely file, or cause to be prepared and timely filed, with the relevant taxing authorities all Tax Returns relating to the business or assets of any of the Audio Products Group Companies that are required to be filed on or prior to the Closing Date.

                   (ii) The Buyer's Responsibility. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, with the relevant taxing authorities all Tax Returns relating to the business or assets of the Audio Products Group Companies other than those Tax Returns described in Section 8.5(b)(i).

                  (iii) Cooperation. The Buyer and Mark IV shall cooperate with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 8.5.

                  (iv) Apportionment. For purposes of paragraphs (a) and (b) of this Section 8.5, any liability attributable to a taxable period that begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (A) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis, and (B) in the case of all other Taxes on the basis of the actual activities of the Audio Products Group Companies as determined from the books and records of the relevant entity for such partial period, except that the exemptions, allowances or deductions that



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
are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

                  (c) Audits and Other Proceedings. Following the Closing Date, Mark IV will, at its sole cost and expense, control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to (i) the federal Income Tax liability of Mark IV's Consolidated Group, (ii) any unitary, combined or consolidated foreign, state or local Tax Return that includes any of the Audio Products Group Companies and Mark IV or any of its Affiliates, and
(iii) the Tax liability of the Audio Products Group Companies for any tax period ending on or prior to the Closing Date. The Buyer will control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of the Audio Products Group Companies for any tax period or portion thereof. With respect to any audit or other proceeding that it controls, Mark IV (A) will give prompt notice to the Buyer of any Tax adjustment proposed in writing pursuant to any audit or other proceeding controlled by Mark IV with respect to the assets or activities any of the Audio Products Group Companies, provided that the failure to comply with this provision shall not affect any party's right to indemnification hereunder except to the extent such party is materially prejudiced thereby; (B) upon the Buyer's reasonable request will discuss with the Buyer and its counsel the position that Mark IV intends to take regarding any issue concerning such assets or activities; and (C) will not, and will not permit any of its Affiliates to, enter into any settlement or agreement in compromise of any proposed adjustment which purports to bind the Buyer or any of the Audio Group Companies with respect to any tax period ending after the Closing Date without the express written consent of the Buyer, which consent will not be unreasonably withheld. The Buyer (x) will give prompt notice to Mark IV of the commencement of any audit or other proceeding which could give rise to a claim for payment against Mark IV under this Agreement, provided that the failure to comply with this provision shall not affect any party's right to



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
indemnification hereunder except to the extent such party is materially prejudiced thereby; (y) with respect to any audit or proceeding controlled by the Buyer, afford Mark IV and its counsel a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding a proposed adjustment described in clause (x) above including, without limitation, the right to participate at its own expense in conferences with tax authorities and submit pertinent material in support of Mark IV's position; and
(z) will not, and will not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against Mark IV pursuant to this Agreement without Mark IV's express written consent, which consent will not be unreasonably withheld. The Buyer and Mark IV shall cooperate, and the Buyer shall cause the Audio Products Group Companies Company Group to cooperate with Mark IV, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this Section 8.05(c). Such cooperation shall include providing all relevant information available to Mark IV or the Buyer (through the Audio Products Group Companies or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                  The procedures in this Section 8.5(c), and not the procedures in Section 11.6 or 11.7, shall govern the conduct of any audit or other governmental proceeding with respect to Taxes described herein.

                  (d) Transaction-Related Taxes. Mark IV shall be responsible for, and neither the Buyer nor any of the Audio Products Group Companies shall bear, any Taxes that relate to the consummation of the transactions contemplated by this Agreement (including, but not limited to, any real property gains and transfer Taxes).



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
                  (e) Tax Sharing. On or before the Closing Date, all Tax sharing agreements and arrangements between any of the Audio Products Group Companies, on the one hand, and Mark IV or any of its Affiliates on the other hand, shall be terminated, and no additional payments shall be made thereunder.

                  8.6 Tax Refunds. Mark IV shall be entitled to any tax refund received by the Buyer or any of the Audio Products Group Companies (net of any Taxes payable by the Buyer, its Affiliates or any of the Audio Products Group Companies as a result of the receipt of such refunds and any reasonable out-of-pocket fees or expenses, including attorneys' and accountants' fees, payable by the Buyer, its Affiliates or the Company in connection with the receipt thereof) to the extent that Mark IV would be required to indemnify the Buyer, its Affiliates or any of the Audio Products Group Companies for such Taxes under this Agreement, other than (a) any refund reflected on the balance sheets used in determining the final Audited Working Capital, and (b) any refunds attributable to the carryback to any period ending on or prior to the Closing Date of net operating losses, net capital losses or any other Tax credits or benefits provided by law which are generated after the Closing Date (other than any such loss or other credit or benefit that may be carried forward under applicable law). Any amounts due to Mark IV pursuant to this Section 8.6 shall be payable by the Buyer within 45 days after the receipt of such refund by the relevant Audio Products Group Company. The Buyer shall be entitled to retain all other refunds of Taxes of Audio Products Group Companies.

                  8.7 Confidentiality. Mark IV, PLC and the Company, on the one hand, and the Buyer, on the other hand, will hold and will cause their directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all documents and



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
information concerning the other parties furnished to them by such other parties or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been:
(a) previously lawfully known by the party to which it was furnished, (b) in the public domain through no fault of the party to which it was furnished, or (c) later lawfully acquired from other sources by the party to which it was furnished), and the parties will not release or disclose such information to any other person, except their auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.

                  8.8 Coordination of Defined Benefit Plan Payments. Subject to the requirements of law, Mark IV and PLC agree to use their best efforts, on and after the Closing Date, to provide the Buyer with any information that may be reasonably requested with respect to the amount or level of benefits under the terms of any collective bargaining agreement or the Master Defined Benefit Plan.

                  8.9 Transfer of 401(k) Plan Assets. Certain employees of certain of the Audio Products Group Companies have accumulated funds for their retirement in an account which is maintained for the benefit of such Audio Products Group Company employees under the terms of Mark IV's Master 401(k) Plan. The assets of the Master 401(k) Plan are held under the terms of a master trust agreement, dated as of January 1, 1987, between Mark IV and Marine Midland Bank, N.A. (the "Master Trust").

                  (a) As soon as practicable following the Closing, Mark IV shall take such action as may reasonably be necessary to amend the Master 401(k) Plan to the extent necessary to provide that each Audio Products Group Company employee who is a participant in the Master 401(k) Plan shall be fully vested (i.e., one-hundred percent vested) in his or her account balance, if any, determined as of the Closing Date under the terms of the Master 401(k) Plan.

                  (b) As soon as practicable following the Closing Date, the Buyer shall take such action as may be reasonably necessary to provide for the transfer of the account balance of each employee of any Audio Products Group Company under the terms of the Master 401(k) Plan to the New 401(k) Plan. In connection with such transfer, the Buyer shall take such action as may reasonably be necessary or which may be required by the Internal Revenue Service, including, but not limited to, the adoption of amendments to the New 401(k) Plan, to accommodate such transfer. In addition, the Buyer shall take all necessary steps to ensure that: (i) the account balance determined under the terms of the New 401(k) Plan as of the date on which the assets of the Master 401(k) Plan which are attributable to employees of the Audio Products Group Companies are transferred (as hereinafter provided for) is not less than the account balance of each such employee determined as of such date under the terms of the Master 401(k) Plan; and (ii) the New 401(k) Plan shall continue to conform to all applicable requirements established for qualification of retirement plans under the terms of Section 401(a) of the Code and all requirements of Section 401(k) of the Code for the duration of the Benefit Continuation Period.

                  (c) As soon as practicable following the Closing Date, Mark IV shall deliver to the Buyer a statement of the amount of the account balance under the terms of the Master 401(k) Plan of each employee of each Audio Products Group Company.

                  (d) As soon as practicable following the Closing Date and the delivery by the Buyer to Mark IV of a copy of the New 401(k) Plan, a copy of any amendment to such plan adopted pursuant to Section 8.9(b) hereof, a copy of the trust established pursuant to the terms of the New 401(k) Plan, documentation establishing to the reasonable satisfaction of Mark IV's counsel that the New 401(k) Plan, as amended, is intended to conform to all applicable requirements established for qualification of retirement plans under Section 401(a) of the Code and that the trust established pursuant to the terms of the New 401(k) Plan is intended to conform to all applicable requirements under Section 501(a) of the Code and the regulations thereunder, but in no event prior to the expiration of 30 days following the filing of any notices of transfer and assumption required under Section 6058(b) of the Code, Mark IV shall, direct the trustee of the Master Trust holding the assets of the Master 401(k) Plan to transfer to the trust established under the terms of the New 401(k) Plan, an amount, in cash, equal to the aggregate value of the accounts established under the terms of the Master 401(k) Plan for all employees of the Audio Products Group Companies. For purposes of calculating the amount to be transferred to the trust established under the terms of the New 401(k) Plan pursuant to the preceding sentence, the value of such accounts shall be determined as of the valuation date immediately preceding the Closing Date, plus or minus, as the case may be, the net earnings or losses of such trust attributable to the employees of the Audio Products Group Companies for the period from the valuation date immediately preceding the Closing Date to the valuation date immediately preceding the date of such transfer, plus any contributions which are required to be made in respect of such employees which were not yet paid to the trustee of the Master Trust.

                  (e) In connection with the transfer contemplated by this
Section 8.9, Mark IV and the Buyer shall cooperate with each other and make all appropriate filings required under the Code or the regulations thereunder in connection



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
with such transfers and provide any necessary information to the Buyer.

                  8.10 Public Announcements. The Buyer, on the one hand, and Mark IV, PLC and the Company, on the other hand, will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to receiving the written consent of the party being consulted, except as may be required by law.

                  8.11 Post-Closing Cooperation. After the Closing, without further consideration: (a) Mark IV and PLC shall, and shall cause their respective officers, directors, employees, representatives, Affiliates and agents to, take all such further actions and execute, acknowledge and deliver all such further consents and other documents as the Buyer may reasonably request to facilitate or effect the transactions contemplated hereby or pursuant to the Ancillary Agreements; and (b) the Buyer shall, and shall cause each of the Audio Products Group Companies and its and their respective officers, members, directors, employees, representatives, Affiliates and agents, to take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Mark IV may reasonably request in order to facilitate or effect the transactions contemplated hereby or pursuant to the Ancillary Agreements. Mark IV and PLC shall also provide cooperation and information with respect to ongoing legal matters relating to the Audio Products Group Companies and shall use reasonable commercial efforts to cause any lawyers or law firms who currently provide services to any Audio Products Group Company to cooperate in providing information or services to any Audio Products Group Company in connection with such matters after the Closing. In addition, Mark IV and PLC shall use reasonable commercial efforts, and shall use reasonable commercial efforts to cause their respective officers, directors, employees, representatives and agents, to take all such further actions



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
to execute, acknowledge and deliver all such further consents and other documents as the Buyer may reasonably request to facilitate or effect the refinancing of the subordinated debt and equity contemplated by the Bank Commitments, provided, however, that (i) Buyer shall pay any third party fees and expenses required to be incurred by Mark IV or PLC in connection therewith, and (ii) to the extent that compliance with any such request could result in other material liability to either Mark IV or PLC, Mark IV or PLC, as the case may be, shall not be required to comply with any such request unless Buyer or the Company agrees to provide indemnification against any such liability in form and substance reasonably satisfactory to Mark IV or PLC.

                  8.12 Gulton Name. Buyer will change the name of the Company immediately following the Closing to a name that does not include the word GULTON or any word confusingly similar to GULTON. The Buyer acknowledges that after Closing, ownership of all right, title and interest in and to the trademark, trade name and service mark GULTON owned by Mark IV, PLC and/or any of the Audio Products Group Companies prior to the Closing shall remain with Mark IV or PLC, as the case may be. Except as set forth herein, nothing in this Agreement grants the Buyer, any right, title or interest in and to GULTON and the Buyer agrees, at Mark IV's and/or PLC's expense, to take all actions and to execute and deliver all documents reasonably necessary, desirable or proper to assist Mark IV and/or PLC in maintaining their respective rights to the GULTON trademark, trade name or service mark, provided, however, that notwithstanding anything contained in this Section 8.12 to the contrary, for a period of one month after the Closing Date, Mark IV and PLC hereby grant the Buyer, the Company and each Audio Products Company a royalty-free right and license to use GULTON as a trade name, trademark or service mark in any jurisdiction in the world in which the Audio Products Business is currently using GULTON.



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                                   ARTICLE 9.

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                         OF MARK IV, PLC AND THE COMPANY

                  The obligations of Mark IV, PLC and the Company to enter into and complete the transactions contemplated by this Agreement are subject to the fulfillment of the following conditions, any one or more of which may be waived by them:

                  9.1 Representations and Covenants. (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (without regard to any materiality or knowledge qualification contained in such representation or warranty) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) The Buyer shall have delivered to Mark IV a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect and stating that all conditions to Mark IV's obligations hereunder have been satisfied.

                  9.2 Government Consents; Filings. All consents, approvals, authorizations, filings and registrations required to be obtained or made under applicable law in connection with the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any foreign or U.S. federal or state governmental or regulatory agency.

                  9.3 Third-Party Consents. All consents and approvals required to be obtained by the Buyer in connection with the execution and delivery of this Agreement and the Buyer Ancillary Agreements for the consummation of the transactions contemplated hereby or thereby shall have been obtained, including all consents and approvals from any parties to any contracts or other agreements with the Buyer set forth in Schedule 5.6.

                  9.4 Substitute Sureties and Letters of Credit. Except as otherwise set forth in this Section 9.4, the Buyer shall deliver to the parties identified in Schedule 9.4 letters of credit and sureties to replace the letters of credit and sureties identified in Schedule 9.4. The form and substance of such substitute letters of credit and sureties shall be reasonably acceptable to Mark IV and shall be sufficient to cause each of the parties identified in
Schedule 9.4 to deliver to Mark IV a written acknowledgment from such parties that, effective as of the Closing Date, Mark IV is and shall be unconditionally released and discharged from any and all liabilities and obligations that Mark IV may have under the terms of any such sureties or letters of credit set forth on such Schedule 9.4, or in the event that any such discharges cannot be obtained at or prior to Closing, as an interim measure the Buyer shall deliver one or more letters of credit for the benefit of Mark IV in the same amount and otherwise of like tenor to any letter of credit or surety for which such discharge cannot be obtained.

                  9.5 Ancillary Documents. The Buyer or the Company shall have executed and delivered to Mark IV and PLC the Mark IV License Agreement, the Transition Services Agreement and the Software License Agreement and a sublease in form and substance reasonably satisfactory to Mark IV and the Buyer pursuant to which Mark IV shall sublease to the Company a portion of the property at 8004B Cameron Road, Austin, Texas.

                  9.6 Litigation. No action, suit or proceeding which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transactions shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body, and no suit, action or proceeding shall have been instituted or threatened against the Buyer by any person, firm, corporation or other entity before any court or U.S. or foreign governmental or regulatory body which, if adversely determined against the Buyer, would have a material adverse effect on the business and financial condition of the Buyer.

                  9.7 Opinion of Counsel. Mark IV shall have received an opinion, addressed to it and dated the Closing Date, from Debevoise & Plimpton, counsel to the Buyer, in form and substance reasonably satisfactory to Mark IV.

                  9.8 Corporate and Other Proceedings; Delivery of Documents. All limited liability company proceedings of the Buyer necessary in connection with the transactions contemplated by this Agreement shall have been taken, and the Buyer shall have delivered to Mark IV and PLC at the Closing all other documents, instruments and writings reasonably requested by Mark IV or PLC in order to effect the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10.

               CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER

                  The obligations of the Buyer to enter into and complete the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by them:

                  10.1 Representations and Covenants. (a) The representations and warranties of Mark IV, PLC and the Company contained in this Agreement shall be true and correct in all material respects (without regard to any materiality or knowledge qualification contained in such representation or warranty) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) Mark IV, PLC and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Mark IV, PLC or the Company, as the case may be, on or prior to the Closing Date.

                  (c) Mark IV and PLC shall each have delivered to the Buyer a certificate, dated the Closing Date and signed by an officer of Mark IV and PLC, to the foregoing effect and stating that all conditions to the Buyer's obligations hereunder have been satisfied.

                  10.2 Government Consents; Filings. All consents, approvals, authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement shall have been made and shall be in full force and effect, the waiting period under the HSR Act shall have expired and no conditions to the transactions contemplated hereby shall have been imposed or proposed by any foreign or U.S. federal or state governmental or regulatory agency.

                  10.3 Third-Party Consents. (a) Chase Manhattan Bank shall have released all the shares of Common Stock of the Company and the shares of common stock of Electro-Voice held by them from any lien under, or pledge contemplated by, the terms of the Credit Agreement between Mark IV and Chase Manhattan Bank, dated as of March 8, 1996.

                  (b) All consents and approvals required to be obtained by Mark IV, PLC or the Company and all notices required to be provided in connection with the execution and delivery of this Agreement and the Mark IV Ancillary Agreements for the consummation of the transactions contemplated hereby or thereby shall have been obtained or given, including all consents and approvals from any parties to any contracts or other agreements with Mark IV, PLC or any of the Audio Products Group Companies as more particularly set forth in
Schedule 4.18 and any notices to workers councils or other similar bodies.

                  10.4 Ancillary Agreements. Mark IV and PLC shall have executed and delivered to the Buyer the Mark IV License Agreement, the Transition Services Agreement and the Soft ware License Agreement and a sublease in form and substance reasonably satisfactory to the Buyer and Mark IV pursuant to which Mark IV shall sublease to the Company a portion of the property at 8004B Cameron Road, Austin, Texas (the "Austin Sublease").

                  10.5 Litigation. No action, suit or proceeding which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which seeks damages or a discovery order in connection with such transactions shall have been instituted before any court or U.S. or foreign governmental or regulatory body, or instituted or threatened by any U.S. or foreign governmental or regulatory body, and no suit, action or proceeding shall have been instituted or threatened against Mark IV, PLC or the Company by any person, firm, corporation or other entity before any court or U.S. or foreign governmental or regulatory body which, if adversely determined against Mark IV, PLC or the Company, would have a Material Adverse Effect.

                  10.6 Certificate as to Authorization. The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each of Mark IV, PLC and the Company, dated the Closing Date, setting forth the resolutions of their respective Boards of Directors authorizing the



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
execution and delivery of this Agreement, the transactions contemplated by this Agreement, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by the shareholders of Mark IV, PLC and the Company is not required, or has been obtained, in connection with this Agreement or the transactions contemplated by this Agreement.

                  10.7 No Material Adverse Effect. No event or condition shall exist or have occurred since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

                  10.8 Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Lippes, Silverstein, Mathias & Wexler, LLP, counsel to Mark IV, in form and substance reasonably satisfactory to the Buyer.

                  10.9 Financing. The Buyer shall have obtained funds sufficient to enable it to consummate the transactions contemplated by this Agreement on such terms as are consistent with the Bank Commitments and satisfactory to the Buyer in its reasonable judgment.

                  10.10 Real Estate Matters. The Buyer shall have received commitments from one or more nationally recognized title insurance companies selected by the Buyer (each a "Title Company") to issue, at the Buyer's expense,
(a) a fee owner's title insurance policy to the applicable members of the Audio Products Group, and a loan policy to one or more of the Buyer's financial institutions, with respect to each of the material Real Properties in the United States owned by the Audio Products Group Companies, and (b) a leasehold owner's title insurance policy to the applicable members of the Audio Products Group, and a leasehold loan policy issued to one or more of the Buyer's financial institutions, with respect to each of the material Real Properties leased by the Audio Products Group Companies in the United States, in each case in form and substance reasonably satisfactory to the Buyer and each such financial institution, together with reinsurance agreements and endorsements reasonably requested by the Buyer, including, without limitation, access, survey, zoning, non-imputation, comprehensive and contiguity endorsements, in an amount determined by the Buyer, insuring applicable members of the Audio Products Group and the Buyer's financial institutions and issued as of the Closing Date by such Title Company, showing the applicable members of the Audio Products Group to have a fee simple title to all of the Real Property owned and a valid leasehold estate in such Real Property leased, in each case subject only to such liens, charges or other encumbrances as are set forth on appropriate schedules to
Section 4.12. The Buyer shall also have received any affidavits or indemnities required by the Title Company in connection with the deletion of standard exceptions and provision of gap coverage on the owner's title policies, leasehold title policies and any loan title policies issued to the Buyer's lenders.

                  10.11 Corporate and Other Proceedings; Delivery of Documents. All corporate, partnership and other proceedings of Mark IV, PLC and the Company necessary in connection with the transactions contemplated hereby shall have been taken, and the Buyer and its counsel shall have received all such documents, instruments and writings reasonably requested by the Buyer in order to effect the consummation of the transactions contemplated by this Agreement.

                  10.12 Repayment of Indebtedness. All outstanding indebtedness for borrowed money of any of the Audio Products Group Companies, including but not limited to guarantees, letters of credit, performance bonds, sureties, loans, security interests, other debt obligations and those such items set forth in Schedule 10.12 hereto (other than any item set forth in Schedule 9.4 or at items VIII, IX and XI in Schedule 4.11(a) and, if requested by Buyer on or prior to the seventh day prior to the Closing Date and subject to



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
the Mortgagee's consent, the mortgage of the Gauss Facility in Sun Valley, California (the "Gauss Mortgage")) shall have been repaid or removed as of the Closing Date without liability to the Buyer.

                  10.13 Cancellation of Intercompany Arrangements. Except for the Ancillary Agreements, all arrangements, whether written or oral, between any of the Audio Products Group Companies, on the one hand, and Mark IV or any of its Affiliates (other than the Audio Products Group Companies but excluding
PLC), on the other hand, shall have been canceled without liability to the Buyer or any of the Audio Products Group Companies, including those set forth on
Schedule 10.13.

                  10.14 Data Base Transfer Instructions. A complete copy of all data and computer records with respect to any health and welfare plans or Plans of any of the Audio Products Group Companies or the benefits, dates of service of any employee of any Audio Products Group Company shall, as of the Closing Date, has been segregated and downloaded from the computers of Mark IV to the computers of the Company.

                  10.15 Equity Interests. All issued and outstanding shares of capital stock or other outstanding equity or partnership interests of each of the Audio Products Group Companies shall be owned free and clear of all liens and encumbrances by the person set forth opposite such company's name on
Schedule 10.15.

                                   ARTICLE 11.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

                  11.1 Survival of Representations and Warranties, Etc. All claims for indemnification under Section 11.3 or Section 11.4 with respect to the representations and warranties contained herein must be asserted on or prior to



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the date of termination of the respective survival periods set forth in this
Section 11.1, provided that, no obligation of indemnification pursuant to this
Article 11 shall terminate with respect to any representation or warranty if an Indemnified Party (as defined in Section 11.6) shall have, prior to the termination of the survival period for such representation or warranty, made a claim relating to a breach of such representation or warranty by delivering written notice (stating in reasonable detail the basis of such claim) to an Indemnifying Party (as defined in Section 11.6). The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

                  (a) except as set forth in clause (c) below, the representations and warranties contained in Article 4 shall survive for a period of 18 months from and after the Closing Date;

                  (b) the representations and warranties contained in Article 5 shall survive for a period of 18 months from and after the Closing Date; and

                  (c) the representations and warranties of Mark IV contained in
(i) Sections 4.3 (the "Due Authorization Warranties") and 4.4 and 4.5 (the "Title Warranties") shall survive without limitation; (ii) Section 4.17(c) (the "ERISA Warranties") shall survive for a period of three years; (iii) Section
4.19 (the "Environmental Warranties") shall survive for a period of five years;
(iv) Section 4.22 (the "Tax Warranties") shall survive until 30 days after the expiration of the applicable statute of limitations (plus extensions) with respect to the Tax giving rise to such Claim; and (v) Section 4.29 shall survive for a period of 45 days following the delivery to Buyer of the Audited Closing Financial Statements.



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
                  11.2 Statements as Representations. All statements contained in any Schedule delivered pursuant to Articles 4 and 5 hereof, shall be deemed representations and warranties for purposes of this Agreement.

                  11.3 Indemnification by Mark IV. (a) Subject to the terms and conditions of this Section 11, Mark IV and PLC hereby agree to, jointly and severally, indemnify, defend and hold harmless the Buyer and any parent, subsidiary or Affiliate entities of the Buyer and the officers, directors, partners, members, stockholders, employees, agents and advisers of each such person, including, without limitation, each of the Audio Products Group Companies (hereinafter the "Buyer Group"), from and against all demands, claims, actions or causes of action, assessments, payments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by the Buyer Group or any member thereof, by reason of or resulting from: (i) any liabilities of Mark IV, PLC or any of their Affiliates (other than the Audio Products Group Companies), arising for any reason, and any liabilities relating to any of their respective businesses, operations or assets (other than the business, assets or operations of the Audio Products Group Business); (ii) any breach of any representation, warranty, covenant or agreement of Mark IV or PLC; (iii) Taxes that are the responsibility of Mark IV as provided in Section 8.5; (iv) any liabilities arising in connection with the items set forth on Schedule 11.3(a)(iv); and (v) any liabilities arising in connection with the obligations set forth in Section 6.12. For purposes of this Agreement, the claims described in Section 11.3(a)(i) through (v) shall be referred to individually as a "Claim" and collectively as "Claims".

                  (b) The obligation of Mark IV and PLC to indemnify the Buyer Group shall exclude Damages which may arise as a result of any reorganization or other legal restructuring of the Buyer or the Buyer Group and in no



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
event shall any such reorganization or restructuring be deemed to increase the liability of Mark IV or PLC beyond the actual Damages arising from any Claims.

                  (c) Neither Mark IV nor PLC shall be required to indemnify the Buyer or any member of the Buyer Group from any Damages except to the extent that (i) the aggregate amount of the Damages incurred by the Buyer and the Buyer Group arising from any such Claim or from all Claims exceeds $1,500,000 and then only to the extent that the amount of such Damages exceeds $1,500,000, and (ii) the aggregate liability of Mark IV and PLC under this Section 11.3 shall not exceed the amount of the Final Purchase Price; provided, however, that (A) the foregoing clauses (c)(i) and (c)(ii) shall not apply to Claims under Section 11.3(a)(i) and 11.3(a)(iv) and (B) the foregoing clause (c)(i) shall not apply to Claims under (x) Section 11.3(a)(ii) to the extent that such Claim arises out of a breach of the Title Warranty, Due Authorization Warranty, or Tax Warranty,
(y) Section 11.3(a)(iii) or (z) Section 11.3(a)(v).

                  11.4 Indemnification by the Buyer and the Company. (a) The Buyer and the Company hereby agree to, jointly and severally, indemnify, defend and hold harmless Mark IV and any subsidiary or Affiliate entities of Mark IV and the officers, directors, partners, members, stock holders, employees, agents and advisers of each such person (the "Seller Group") from any Damages arising by reason of or resulting from: (i) any claim made against Mark IV or any member of the Seller Group relating to any of the business, assets or operations of the Audio Products Group after, but not before, the Closing Date; and (ii) any breach of any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this Agreement.

                  (b) The obligation of the Buyer and the Company to indemnify the Mark IV Group as set forth in the preceding paragraph shall exclude Damages which may arise as a result of any reorganization or other legal restructuring of Mark IV or the Seller Group and in no event shall any such



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
reorganization or restructuring be deemed to increase the liability of the Buyer or the Company beyond the actual Damages arising from any such claims.

                  (c) Neither the Buyer nor the Company shall be required to indemnify Mark IV or any member of the Seller Group from any Damages except to the extent that (i) the aggregate amount of the Damages incurred by Mark IV and the Seller Group arising from any claim or claims described solely in Section 11.4(a) hereof exceeds $1,500,000 and then only to the extent that the amount of such Damages exceeds $1,500,000, and (ii) the aggregate liability of the Buyer and the Company under this Section 11.4 shall not exceed the amount of the Final Purchase Price; provided, however, that the foregoing clauses (c)(i) and (c)(ii) shall not apply to claims under Section 11.4(a)(i) and the foregoing clause
(c)(i) shall not apply to claims under Section 11.4(a)(iii) to the extent that such claim arises out of a breach of Section 5.2.

                  11.5 Payment Adjustments. Any indemnity payment made by Mark IV to the Buyer Group, on the one hand, or by the Buyer and the Company to the Seller Group, on the other hand, pursuant to this Article 11 in respect of any claim shall be net of an amount equal to (a) any insurance proceeds realized by and paid to the Indemnified Party (as defined in Section 11.6 below) minus (b) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article 11; provided, that the Indemnified party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any correspondent increase in insurance premiums or other chargebacks to the Indemnified Party or the Company, as the case may be, would exceed the



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value of the claim for which the Indemnified Party is seeking indemnification pursuant to this Article 11.

                  11.6 Conditions of Indemnification. The obligations and liabilities of Mark IV under Section 11.3 hereof and the obligations and liabilities of the Buyer and the Company under Section 11.4 hereof with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  (a) A party seeking indemnification under this Agreement ("Indemnified Party") will give the party required to provide such indemnification (the "Indemnifying Party") prompt notice of any such Claim, and thereafter the Indemnifying Party will undertake the defense thereof by representatives chosen by it (which counsel shall be reasonably acceptable to the Indemnified Parties).

                  (b) If the Indemnifying Party, within a reason able time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will, upon further notice to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

                  (c) Anything in this Section 11.6 to the contrary notwithstanding: (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such Claim; and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant



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
or the plaintiff to the Indemnified Party, a release from all liability in respect of such Claim.

                  11.7 Litigation Cooperation. (a) Mark IV shall cooperate with the Buyer and each of the Audio Products Group Companies and shall cause its officers, employees, agents, auditors and representatives to cooperate with the Buyer and each of the Audio Products Group Companies in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which the Buyer or any of the Audio Products Group Companies has undertaken the defense of in connection with the Buyer's obligation to indemnify Mark IV as provided for in Section 11.4 above; provided, that the Buyer shall reimburse Mark IV and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                  (b) The Buyer shall cooperate with Mark IV and shall cause its officers, employees, agents, auditors and representatives (and the officers, employees, agents, auditors and representatives of each of the Audio Products Group Companies) to cooperate with Mark IV in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Mark IV has undertaken the defense of in connection with Mark IV's obligation to indemnify the Buyer as provided for in Section 11.3 above; provided, that Mark IV shall reimburse the Buyer, its officers, employees, agents, auditors and representatives (and the officers, employees, agents, auditors and representatives of each of the Audio Products Group Companies) for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                  11.8 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.



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                                   ARTICLE 12.

                            MISCELLANEOUS PROVISIONS

                  12.1 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by either the Buyer or Mark IV by written notice to the other party if: (i) the representations and warranties of the other party shall not be true and correct in all material respects at and as of the date when made, or shall not be true and correct in all material respects as of the Closing Date as though made on and as of such date, or (ii) the other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within a reasonable period of time but not less than 15 days following notice of such failure; (b) by written agreement of Mark IV and the Buyer; (c) by Buyer pursuant to section 7.8; and (d) by Mark IV or the Buyer at any time subsequent to February 11, 1997, if the Closing has not occurred by or before such date unless such date is extended by the mutual written consent of Mark IV and the Buyer. In the event of the termination of this Agreement pursuant to the provisions of this Section 12.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, parties, members, representatives, stockholders or Affiliates, except for any liability resulting from such party's willful breach of this Agreement and except that Sections 8.7, 8.10, 12.3, 12.5 and 12.9 and this Section 12.1 shall not terminate.

                  12.2 Knowledge. For purposes of this Agreement, the term "knowledge" with respect to Mark IV means the actual knowledge of those persons identified in Schedule 12.2 attached hereto.



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
                  12.3 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

                  12.4 Waiver of Compliance. Any failure of Mark IV or PLC, on the one hand, or the Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or a Vice President of the Buyer or Mark IV, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  12.5 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Mark IV and PLC, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including, without limitation, attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, provided, that (a) Mark IV shall pay any and all fees and expenses of Salomon Brothers Inc and any and all expenses of Mark IV or any of its Affiliates relating to the Reorganization and (b) the Buyer shall pay any and all third-party fees and expenses relating to the Financing.

                  12.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage pre-paid, (c) sent by next day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:



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
                           (i)      If to Mark IV, PLC or the Company, to:
                                    Mark IV Industries, Inc.
                                    One Towne Centre
                                    501 John James Audubon Parkway
                                    Amherst, NY  14226
                                    Attention:  John J. Byrne

                                    with a copy to:

                                    Gerald S. Lippes, Esq.
                                    Lippes, Silverstein, Mathias &
                                     Wexler LLP
                                    700 Guaranty Building
                                    28 Church Street
                                    Buffalo, New York  14202

or to such other person or address as Mark IV shall furnish to the Buyer in writing.

                      (ii)          If to the Buyer, to:

                                    Gulton Acquisition Corp.
                                    c/o Greenwich Street LLC
                                    388 Greenwich Street, 36th Floor
                                    New York, New York  10013
                                    Attention: Nicholas E. Somers

                                    with a copy to:

                                    Andrew L. Sommer, Esq.
                                    Debevoise & Plimpton
                                    875 Third Avenue
                                    New York, New York  10022

or to such other person or address as the Buyer shall furnish to Mark IV in writing.

                  All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery,

(x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

                  12.7 Further Assurances. If at any time after the Closing Date the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of any of the Audio Products Group Companies, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized to solicit in the name of the Company or the Buyer any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Company or the Buyer, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Buyer, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or the Buyer and otherwise to carry out the purposes of this Agreement.

                  12.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that the Buyer may assign this Agreement to any subsidiary of the Buyer, or to any lender to the Buyer or any subsidiary or



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
Affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect the Buyer's obligations or liabilities under this Agreement.

                  12.9 Governing Law and Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

                  12.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.11 Headings. The headings of the Sections , Schedules and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                  12.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties with respect to the subject matter hereof.

                  12.13 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                  12.14 Severability. The invalidity, illegality or unenforceability of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                            MARK IV INDUSTRIES, INC.

                                            By: /s/ JOHN J. BYRNE
                                                -----------------------
                                                Name: John J. Byrne
                                                Title: Vice President and
                                                       Chief Financial Officer


                                            MARK IV PLC

                                            By: /s/ JOHN J. BYRNE
                                                -----------------------
                                                Name: John J. Byrne
                                                Title: Director


                                            GULTON INDUSTRIES, INC.

                                            By: /s/ JOHN J. BYRNE
                                                -----------------------
                                                Name: John J. Byrne
                                                Title: Vice President


                                            GULTON ACQUISITION CORP.

                                            By: /s/ NICHOLAS E. SOMERS
                                                ------------------------
                                                Name: Nicholas E. Somers
                                                Title: President

                                  Schedule 6.4

           Employees to be Made Available In Connection with Financing


Robert D. Pabst
John Bolstetter
Paul McGuire

                                  Schedule 7.3

            List of Employees Entitled to Certain Severance Benefits


Robert D. Pabst
Paul McGuire
R. Gaines
John Bolstetter
Ronald M. Graham
F. Davis Merrey, Jr.
Kazuyasu Takane
James R. Williams
Garry Templin
M. O'Neil
William Criswell
B. Evans
D. Duran
T. Sawyer
Wayne Hrabak
Bruce Landsberger
Bruce M. Birmingham
Colin Formston

                              Schedule 11.3(a)(iv)


1. All environmental liabilities, obligations, losses, damages, litigation, fines, penalties, payments, costs or expenses (whether or not resulting from third party claims), including attorneys' and accountants' fees and expenses (collectively, "Losses"), arising out of or related to the following:

         a. Contamination, testing, monitoring, remediation of dry wall and lagoon areas at the Electro-Voice facility in Buchanan, Michigan.

         b. Contamination, testing, monitoring, remediation, excavation, back fill of plating and process residues in soil and ground water at Electro-Voice, Inc., 1201 Dolly Parton Pkwy., Sevierville, Tennessee.

         c. Monitoring, remediation and excavation resulting from existing ground water contamination at Electro-Voice, Inc./Mark IV Audio Facility, 366 Industrial Road, Newport, Tennessee.

2. All Losses arising out of any lawsuit, claim, action, litigation, demand, proceeding, citation, summons or investigation brought against or involving the Audio Products Group and relating to any of the following:

         a.       The Cameron Yakima, Inc. Waste Site in Yakima, Washington

         b. The Seaboard Group II Superfund Waste Site in Jamestown, North Carolina

         c.       The Archem Waste Site in Houston, Texas

         d. U.S. and State of Texas v. Motorola, et al., Civil No. 3-96CV-0844G regarding Pesses S'West Superfund Site, Forth Worth, Texas

         e.       The former Gulton Industries site in Metuchen, New Jersey

         f. The Ekotec Gas and Oil Waste Site at 1628 North Chicago Street, Salt Lake City, Utah

         g.       The Metcoa Salvage Site in Pulaski, Pennsylvania

         h.       The Rinchem Recycling Facility Site in Albuquerque, New Mexico

         i. The former Gulton Data Systems Facility Site in Albuquerque, New Mexico

         j. Environmental Protection Agency/Department of Justice investigation regarding Bags Site, New Found Road, Mt. Olive, Alabama

         k.       The Chemsol Facility Site in Picataway, New Jersey

         l.       The Liquid Disposal Site in Utica, Shelby Township, Michigan

         m. The Tri-County Investors Group Ltd. v. Southern States litigation, the Jack's Creek/Sitkin Smelting Superfund Site in Maitlan County, Pennsylvania and the Southern States Facility Remediation Cleanup in Hampton, Georgia as well as any other environmental matter arising out of these properties or any other properties owned or previously owned by Southern States Inc.

         o. The State College Associates Ltd. v. Gulton Industries, Inc., EDO Western Corporation, et al. litigation and the Prout v. EDO Western Corporation, Gulton Industries, et al. litigation, as well as, any other environmental matter arising from the State College site in Fullerton, California.

3. All Losses, whether or not resulting from collateral suits or liabilities, or arising from the same factual context of, or otherwise arising out of or related to Transmatic Inc. v. Gulton Industries, Inc.

4. Any Losses arising in connection with any arrangements in existence at or prior to Closing pursuant to which Mark IV or any Audio Products Group Company is required to indemnify any of its officers or directors or any officer or director of Mark IV, whether arising under an indemnification agreement, applicable law or the Incorporation Documents or By-Laws of the entity, but only to the extent that such Losses arise out of or are in connection with acts that were committed prior to the Closing by any person in his capacity as a director or officer of an Audio Products Group Company or Mark IV.

5. Without regard to Section 11.4(b), any Losses arising out of or related to the assets or liabilities on or prior to the Closing Date of Cetec International Limited, Rebis Audio Limited, Dearden Davies Associates Limited, Altec Lansing International, Nivenfield (1992) Limited, except with respect to the Hounslow lease, the Wembley lease and two items of Intellectual Property owned by Rebis Audio Limited and that are being transferred to the Company or any of Audio Products Group Companies.

6. Any breach of Mark IV's agreement in Section 7.3 to provide severance arrangements or stay bonuses for the employees covered by the agreements set forth on Schedule 7.3.

7. Any Losses arising out of or related to the fire on March 11, 1996 at Keltenstrasse 5, CH-2563, Ipsach, Switzerland.

                                  Schedule 12.2

                           Persons Having "Knowledge"


                              Steven Chan
                              Kazuyasu Takane
                              Colin Formston
                              Bob Doyle
                              David Knowles
                              Bob D. Pabst
                              Paul A. McGuire
                              John G. Bolstetter
                              F. Davis Merrey, Jr.
                              Ronald Graham
                              Roger H. Gaines
                              Hans-Peter Richter
                              Cecile Dehlinger
                              Rolf Andres
                              Violet Dennison